UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No. )

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Argan, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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2026

Notice of Annual Meeting
of Stockholders and Proxy Statement

Argan, Inc.

ARGAN AT-A-GLANCE

$945M REVENUES

OUR MISSION IS TO SAFELY BUILD THE ENERGY AND INDUSTRIAL BASE OF TOMORROW ESSENTIAL TO ECONOMIC PROSPERITY WITH MOTIVATED, CREATIVE, HIGH-ENERGY AND CUSTOMER-DRIVEN TEAMS WHO ARE COMMITTED TO DELIVERING THE BEST POSSIBLE PROJECT RESULTS EACH AND EVERY TIME.

$9.74 DILUTED EPS
$163M EBITDA
$895M CASH AND INVESTMENTS
$421M NET LIQUIDITY
$2.93B BACKLOG

80%

POWER

Building innovative power solutions for the transition to low-carbon/zero- carbon emissions: efficient gas-fired power plants, solar energy facilities, biomass projects, wind farms, waste-to-energy facilities.

18% INDUSTRIAL Servicing heavy and light industrial clients, particularly in new industries as well as agriculture, petrochemical, pulp & paper, water, data centers and power.	2% TELEDATA Constructing and connecting technology, telecommunications and power.

www.arganinc.com

“

As Argan enters its 20th year of building power plants, we are encouraged by the strong demand environment and believe we are well-positioned to pursue the opportunities ahead.

None of this would be possible without the skilled employees across our operating companies or the continued confidence of our stockholders — and for both, we are truly grateful.

”

Dear Stockholders:

On behalf of Argan’s Board of Directors, I look forward to welcoming you to our 2026 Annual Meeting of Stockholders to be held on Wednesday, June 10, 2026, at 11:00 a.m., local time. The matters to be acted upon at the meeting are described in detail in the accompanying notice of annual meeting of stockholders and proxy statement.

As allowed by the Securities and Exchange Commission, we are furnishing proxy materials to our stockholders primarily over the Internet again this year. Since its introduction, we believe that this delivery method has been successful in providing stockholders with efficient access to proxy materials which has resulted in the accurate and timely tabulation of votes. Use of this method lowers the costs of our annual meeting considerably and significantly reduces the amount of paper used to print proxy materials.

We will provide our stockholders with a Notice of Internet Availability of Proxy Materials containing instructions for accessing annual meeting materials via the Internet. This notice will also include instructions for requesting printed paper copies of the proxy materials, including the notice of annual meeting, the proxy statement, the annual report and the proxy card, should you desire to obtain paper copies.

Even if you do not plan to attend the meeting, your vote is important, and we encourage you to review our proxy materials and promptly cast your vote. For those stockholders who access the proxy materials over the Internet, we ask that you vote your shares over the Internet as well, by following the instructions that will be provided to you. Alternatively, if you requested or received a printed paper copy of the proxy materials by mail, you may vote your shares over the Internet, or you may sign, date and return the proxy card by mail in the envelope provided.

As described in the accompanying 2026 Proxy Statement, our Board of Directors has approved the matters included in the proposals presented there, and believes that they are fair to, and in the best interests of, our stockholders. Thank you for your continued support of Argan, Inc., and I look forward to seeing you on June 10th.

By Order of the Board of Directors,

/s/ William F. Leimkuhler

William F. Leimkuhler

Chairman of the Board of Directors

NOTICE OF ANNUAL
MEETING OF STOCKHOLDERS

To Be Held on WEDNESDAY, June 10, 2026

ITEMS OF BUSINESS		BOARD RECOMMENDS

DATE & TIME

Wednesday, June 10, 2026,
at 11:00 a.m., local time

PLACE

4075 Wilson Boulevard

2nd Floor Conference Center

Arlington, VA 22203

WHO

Stockholders of record
at the close of business
on April 16, 2026

1

To elect nine directors to our Board of Directors, each to serve until our 2027 Annual Meeting of Stockholders and until his/her successor has been elected and qualified or until his/her earlier resignation, death or removal;

2	To hold a non-binding advisory vote on our executive compensation (the "say-on-pay” vote);
3	To ratify the appointment of Grant Thornton LLP as our independent registered public accountants for the fiscal year ending January 31, 2027.

These items of business are more fully described in the accompanying proxy statement. Only stockholders of record at the close of business on April 16, 2026 are entitled to notice of and to vote and also transact such other business as may properly arise at the Annual Meeting or any adjournment or postponement of the Annual Meeting. We are making the Proxy Statement and the form of proxy available on or about April 30, 2026.

Your vote is important. Whether or not you plan to attend the Annual Meeting in person, please cast your vote via either the Internet or mail before the Annual Meeting so that your shares will be represented at the Annual Meeting.

BY ORDER OF THE BOARD OF DIRECTORS,

/s/ Michael J. Hundley

Michael J. Hundley

Corporate Secretary

Arlington, Virginia

April 30, 2026

PROXY STATEMENT
2	PROPOSAL NO. 1 – ELECTION OF DIRECTORS
2	Board Skills and Qualifications
3	Director Nominees and Biographies
7	Director Compensation and Stock Ownership Guidelines
9	CORPORATE GOVERNANCE
9	Composition of Board of Directors
9	Board Leadership
10	Risk Oversight
16	Consideration of Director Nominees
17	Director Attendance at the Annual Meeting
17	Stockholder Engagement
18	Code of Ethics
18	Related Persons Transactions
19	Family Relationships
19	Involvement in Certain Legal Proceedings
19	Communications with the Board of Directors
20	PRINCIPAL STOCKHOLDERS
22	PROPOSAL NO. 2 – APPROVAL OF EXECUTIVE COMPENSATION (THE “SAY-ON-PAY” PROPOSAL)
23	EXECUTIVE COMPENSATION DISCUSSION AND ANALYSIS
23	Executive Compensation Principles and Objectives
23	Named Executive Officers
24	Fiscal 2026 Business Highlights
27	Summary of Our Executive Compensation
28	Competitive Market Positioning
29	Our Executive Compensation Program
33	Fiscal 2026 Compensation Deliberations
38	Fiscal 2026 Compensation Decisions
41	COMPENSATION COMMITTEE REPORT
42	COMPENSATION TABLES
42	Summary Compensation Table
42	Summary of Employment Agreements
44	Grants of Plan-Based Awards Tables
45	Stock Options Exercised and Stock Vested
45	Outstanding Equity Awards Tables
47	Non-Qualified Deferred Compensation Plan
48	Potential Payments upon Termination
49	PAY RATIO
50	PAY VERSUS PERFORMANCE
53	PROPOSAL NO. 3 – RATIFICATION OF THE APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS
55	AUDIT COMMITTEE REPORT
56	COMPLIANCE UNDER SECTION 16(a) OF THE SECURITIES EXCHANGE ACT OF 1934
56	STOCKHOLDER PROPOSALS FOR OUR 2027 ANNUAL MEETING
56	OTHER BUSINESS
57	QUESTIONS AND ANSWERS ABOUT THE MEETING

Safe Harbor Statement

Certain matters discussed in this Proxy Statement may constitute forward-looking statements within the meaning of the federal securities laws. Reference is hereby made to the cautionary statements made by the Company with respect to risk factors set forth in its most recent reports on Form 10-K, Forms 10-Q and other SEC filings. The Company’s future financial performance is subject to risks and uncertainties including, but not limited to, the successful addition of new contracts to project backlog, the receipt of corresponding notices to proceed with contract activities, and the Company’s ability to successfully complete the projects that it obtains. Actual results and the timing of certain events could differ materially from those projected in or contemplated by the forward-looking statements due to the risk factors highlighted above and described regularly in the Company’s SEC filings.

PROPOSAL NO. 1 –
ELECTION OF DIRECTORS

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR” THE ELECTION OF EACH OF THE NOMINATED DIRECTORS

The members of our Board of Directors are elected annually and hold office until the next annual meeting of stockholders and until their successors have been elected and shall have been qualified. Vacancies and newly-created directorships resulting from any increase in the number of authorized directors may be filled by a majority vote of the directors then in office.

At the Annual Meeting, our stockholders are being asked to elect nine individuals to our Board of Directors, all of whom currently serve in that capacity. Unless a stockholder withholds authority, the holders of proxies representing shares of common stock (the “Common Stock”) will vote "FOR” the election of each of the nominees listed below.

Proxies cannot be voted for a greater number of persons than the number of nominees named. If any nominee for any reason is unable to serve or for good cause will not serve, the proxies may be voted for such substitute nominee as the proxy holder may determine. We are not aware of any nominee who will be unable to or for good cause will not serve as a member of our Board of Directors.

Board Skills and Qualifications

	ACCOUNTING AND FINANCE	INDUSTRY	STRATEGIC PLANNING AND EXECUTION	RISK MANAGEMENT	TALENT MANAGEMENT AND COMPENSATION	CORPORATE GOVERNANCE
LISA L. ALEXANDER IND Director Since: 2025 | Age: 52		•	•	•	•	•
CYNTHIA A. FLANDERS IND Director Since: 2009 | Age: 71	•		•	•	•	•
PETER W. GETSINGER IND Director Since: 2014 | Age: 74	•	•	•	•		•
WILLIAM F. GRIFFIN, JR. Director Since: 2012 | Age: 71		•	•	•	•
JOHN R. JEFFREY, JR. IND Director Since: 2017 | Age: 72	•		•	•	•	•
WILLIAM F. LEIMKUHLER IND Director Since: 2007 | Age: 74	•	•	•	•	•	•
JAMES W. QUINN IND Director Since: 2003 | Age: 68	•		•	•	•	•
KAREN A. SWEENEY IND Director Since: 2024 | Age: 68	•	•	•	•	•
DAVID H. WATSON Director Since: 2022 | Age: 50	•	•	•	•	•	•

• = Skill

2   |   2026 Proxy

PROPOSAL NO. 1 – ELECTION OF DIRECTORS

Director Nominees and Biographies

The names of the nominees, their ages as of April 30, 2026, and certain other information about them are set forth below:

LISA L. ALEXANDER INDEPENDENT  AGE: 52 DIRECTOR SINCE: 2025 COMMITTEES: ● Executive ● Responsible Business

CAREER HIGHLIGHTS

Ms. Alexander is Senior Vice President of Sempra (NYSE: SRE), a publicly traded energy infrastructure company. She oversees enterprise corporate affairs, public policy, and human resources and serves as the company’s Chief Ethics Officer and Chief Human Resources Officer.

She has held multiple executive roles within Sempra and its subsidiaries leading strategy, public policy, and industrial customer service operations. Prior to Sempra, she was a management consultant to Fortune 500 companies and held roles in public policy and fintech.

Ms. Alexander is a director of SoCalGas, where she chairs the Safety Committee, and serves on the boards of the U.S. Chamber of Commerce and the School of Global Policy and Strategy at the University of California, San Diego.

SKILLS AND QUALIFICATIONS

Ms. Alexander brings to the Board executive leadership experience in the utilities and energy infrastructure industry, with expertise in strategic planning, talent management, stakeholder engagement and corporate governance. She has deep experience in public policy, sustainability, and ethics, and brings additional board and regulatory insight through her service on corporate and nonprofit boards and global industry forums.

CYNTHIA A. FLANDERS INDEPENDENT  AGE: 71 DIRECTOR SINCE: 2009 COMMITTEES: ● Compensation ● Nominating/Corporate Governance

CAREER HIGHLIGHTS

Ms. Flanders currently serves as Chairwoman of the Risk Committee and member of the Audit Committee on the board of directors of Forbright Bank, a full service, privately held bank in Chevy Chase, Maryland. Ms. Flanders is the founder and Chief Executive Officer of Skipjack Partners LLC, D/B/A Manage Fearlessly, which provides executive, leadership and career coaching services to individuals and corporations. Since October 2013, she has served as a senior advisor for Verit Advisors LLC, an independent investment bank and advisory firm.

From 1975 through 2009, Ms. Flanders served in a series of senior roles at Bank of America (the “Bank”), culminating in her position as Global Commercial Banking Executive for the Bank’s Mid-Atlantic region. In this role, she directed over 80 client teams in eight commercial banking markets, overseeing the delivery of comprehensive financial services to over 6,000 small, middle market, and microcap clients.

Ms. Flanders served as our chief financial officer during the calendar year 2015.

SKILLS AND QUALIFICATIONS

Ms. Flanders brings to the Board extensive experience in commercial banking, executive management and strategic planning, as well as expertise in financial analysis, capital structuring and due diligence investigations. Her many years of commercial lending have provided her with a unique understanding of our business and the construction industry. In addition, she represents an important resource for consultation regarding commercial banking matters.

Argan, Inc.   |   3

PROPOSAL NO. 1 – ELECTION OF DIRECTORS

PETER W. GETSINGER INDEPENDENT  AGE: 74 DIRECTOR SINCE: 2014 COMMITTEES: ● Audit

CAREER HIGHLIGHTS

Mr. Getsinger retired in 2014 from Nexstar Capital Partners LLC (“Nexstar”), an SEC-registered alternative investment management firm he founded in 2004. As Managing Partner and Chief Investment Officer, he directed the firm’s emerging market strategy with a primary concentration on Latin America.

In 2005, his firm, together with local investors, bought GPU Argentina Holdings, Inc., an Argentine electric distribution company that serviced Salta, La Rioja, and San Luis provinces, which they subsequently sold in 2007. During 2008, they purchased an ownership interest in Electro Dunas S.A. ("Dunas,” an electricity distributor servicing the southwest of Peru). Subsequent to the sale of Dunas, he served as board chair from 2012-2014, retiring in 2016.

Prior to forming Nexstar, Mr. Getsinger was head of global investment banking for Latin America at Deutsche Bank. He held the same role at Bankers Trust Company in addition to running the global project finance business. He previously served as the senior vice president and head of fixed income sales for the United Kingdom, continental Europe, and the Middle East at Lehman Brothers.

SKILLS AND QUALIFICATIONS

Mr. Getsinger brings extensive business experience to our Board, along with deep financial expertise and a broad background in banking. Because of his experience serving as a director of an electricity distributor, he provides additional power industry knowledge. Mr. Getsinger has a strong background in international markets and his leadership in providing global investment banking services is valuable to us in matters relating to strategic planning and overseas interests and operations.

WILLIAM F. GRIFFIN, JR. AGE: 71 DIRECTOR SINCE: 2012 COMMITTEES: ● Executive

CAREER HIGHLIGHTS

Mr. Griffin is a veteran of power plant construction with over 40 years of industry experience. He co-founded Gemma Power Systems, LLC ("Gemma”), which was acquired by Argan in December 2006. He currently serves as Non-Executive Chairman of Gemma.

Previously, he held key leadership roles at Gemma, including Vice Chairman (2007 – 2019) and Chief Executive Officer (2008 – 2019). Under his leadership, Gemma grew into one of the nation’s premier providers of engineering, procurement, and construction services for the power generation market. In recent years, Mr. Griffin has taken on mentoring roles, providing valuable leadership guidance to the executives at both Gemma and Atlantic Projects Company Limited (“APC”), our overseas energy project construction subsidiary.

SKILLS AND QUALIFICATIONS

Mr. Griffin brings substantial senior executive experience in the energy-related construction sector. With his long tenure leading our largest operating company, he offers an in-depth, firsthand understanding of our operations and industry dynamics—insight that may not be easily gained by independent members of our Board. His extensive experience enables him to contribute meaningfully to the Board’s deliberations on strategic direction, business development priorities, identification of future construction opportunities, contract negotiations, and project execution.

4   |   2026 Proxy

PROPOSAL NO. 1 – ELECTION OF DIRECTORS

JOHN R. JEFFREY, JR. INDEPENDENT  AGE: 72 DIRECTOR SINCE: 2017 COMMITTEES: ● Audit ● Responsible Business

CAREER HIGHLIGHTS

Mr. Jeffrey accumulated 40 years of experience with Deloitte & Touche LLP ("Deloitte”), which included 30 years as a partner serving several of Deloitte’s largest audit clients, before retiring in 2017. Mr. Jeffrey was Managing Partner of Deloitte’s Global Japanese, Chinese, and Korean Services Groups for many years, and he was a member of Deloitte’s United States Chairman and CEO Nominating Committee in 2010. Currently, Mr. Jeffrey serves as a board member for two non-profit entities based in New York offering educational and enrichment programs dedicated to improving the lives of children. In 2023, Mr. Jeffrey joined Clara Vista Fund I, LP, a media and emerging technology investment entity, as an advisory member of its Board of Directors.

SKILLS AND QUALIFICATIONS

Mr. Jeffrey provides our Board with significant expertise in the areas of public accounting, risk management, mergers and acquisitions, and related regulatory matters, which he developed over a long career with Deloitte, a leading public accounting firm. He brings to the Board valuable experience with operational and governance issues faced by complex organizations, including extensive international expertise. He also brings to our Board valuable expertise in dealing with long-term construction projects. Mr. Jeffrey is a Certified Public Accountant with an active license.

WILLIAM F. LEIMKUHLER INDEPENDENT  AGE: 74 DIRECTOR SINCE: 2007 COMMITTEES: ● Executive ● Compensation ● Nominating/Corporate Governance

CAREER HIGHLIGHTS

From 2021 to 2024, Mr. Leimkuhler served as a senior vice president of Mutualink, Inc. ("Mutualink”), a privately owned provider of communications interoperability solutions for public safety and critical infrastructure organizations. He also served as Mutualink’s chief financial officer from 2017 to 2021. From 1999 to 2023, Mr. Leimkuhler served as the general counsel and director of business development to Paice LLC, a privately held developer of hybrid electric powertrains. In addition, he advises several technology-based companies on business, financial, and legal matters, including corporate and commercial transactions and intellectual property issues.

From 1994 through 1999, Mr. Leimkuhler held various positions with Allen & Company LLC ("Allen”), a New York-based investment banking firm, initially serving as the firm’s general counsel. He served on the board of directors of Northern Power Systems Corp. from 2012 to 2019, including as Chairman from 2013. He also currently serves on the board of Elite Health Systems Inc. (OTC: USNU), which is developing a managed care business.

SKILLS AND QUALIFICATIONS

Mr. Leimkuhler brings valuable leadership experience to our Board through his roles as a legal executive in investment banking, a partner at a securities law firm, and a director and active committee member for public companies. He is a trusted advisor to both our executive management team and our Board, offering key legal insight, particularly on matters related to financial reporting and corporate governance.

Argan, Inc.   |   5

PROPOSAL NO. 1 – ELECTION OF DIRECTORS

JAMES W. QUINN INDEPENDENT  AGE: 68 DIRECTOR SINCE: 2003 COMMITTEES: ● Executive ● Compensation ● Nominating/Corporate Governance

CAREER HIGHLIGHTS

Mr. Quinn is currently a managing director of Allen. Since 1982, Mr. Quinn has served in various capacities at Allen and its affiliates, including head of the Corporate Syndicate Department and chief financial officer for approximately ten years. Mr. Quinn served as a director of Arguss Communications, Inc. (“Arguss”), a telecommunications infrastructure company listed on the NYSE from 1999 through 2002. He also serves as a director on the boards of several privately held companies in connection with Allen’s investment in the companies and of several charitable organizations.

SKILLS AND QUALIFICATIONS

Mr. Quinn’s background in financial and investment banking matters during his tenure at Allen, along with his service on the boards of both the Company and Arguss from 1996 to 2002, make him a highly valued member of our Board. His many years of experience enable him to counsel the Board on matters such as executive compensation, mergers and acquisitions, capital structure, financing, and strategic planning. He also offers valuable insights on public company reporting matters and broader business trends.

KAREN A. SWEENEY INDEPENDENT  AGE: 68 DIRECTOR SINCE: 2024 COMMITTEES: ● Audit ● Responsible Business

CAREER HIGHLIGHTS

Ms. Sweeney first joined Turner Construction Company (“Turner”), an international construction services company, in 1980 as a field engineer. Throughout her tenure, she worked in estimating, procurement, engineering, mechanical/electrical coordination, and project management on large healthcare, laboratory, and commercial construction projects throughout the U.S. She was promoted to vice president and manager in 1998, after leading dynamic growth of the Special Projects Division in Washington, D.C. In 2000, she was named vice president and general manager of the Cleveland business unit, taking on the responsibilities of overseeing both field operations and expanding business development opportunities for Northeast Ohio. She was the first woman to head a Turner office. In 2009, she was named Turner’s vice president to lead the company-wide focus on diversity and inclusion, and in 2014 was promoted to senior vice president, inclusion and community.

She has served as a director of the Penn State Engineering Alumni Society beginning in 2004 and served as its president from 2012 to 2014. Ms. Sweeney is also a founding member of In Counsel With Women, a professional network for women in Northeast Ohio, and is a member of the Society of Women Engineers.

SKILLS AND QUALIFICATIONS

Ms. Sweeney has over four decades of experience in construction engineering and operations, offering valuable expertise in sales, contracting, field operations, and client relationship management. Her leadership focusing on business initiatives related to inclusion, community engagement, and environment also positions her as a trusted resource to chair the Board’s Responsible Business Committee.

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PROPOSAL NO. 1 – ELECTION OF DIRECTORS

DAVID H. WATSON AGE: 50 DIRECTOR SINCE: 2022 COMMITTEES: ● Executive ● Responsible Business

CAREER HIGHLIGHTS

Mr. Watson was appointed President and Chief Executive Officer of the Company and became a member of the Board of Directors in August 2022. He previously served as Senior Vice President, Chief Financial Officer, Treasurer, and Corporate Secretary since joining the Company in October 2015.

Mr. Watson has over 15 years of senior financial leadership experience with public companies. From 2010 to 2015, he served as Chief Financial Officer of Gladstone Investment Corporation (NASDAQ: GAIN), and from 2012 to 2015, also held the role of Treasurer. He was Chief Financial Officer of Gladstone Capital Corporation (NASDAQ: GLAD) from 2011 to 2013, and its Treasurer from 2012 to 2015. Both Gladstone Investment and Gladstone Capital are closed-end, non-diversified management investment companies.

SKILLS AND QUALIFICATIONS

Mr. Watson has extensive knowledge and experience in our business and has obtained an in-depth knowledge of our employees, culture, and competitors. As chief financial officer (2015 – 2022) and chief executive officer (2022 – present) of the Company, he developed important relationships with the leaders now running our subsidiary operations, and he has a deep understanding of the financial accounting and risk management disciplines. He possesses the leadership skills, the energy and the problem-solving capabilities that are important to the Board and the Company.

Director Compensation and Stock Ownership Guidelines

The following table summarizes the fees and other compensation for the non-employee members of our Board of Directors for the year ended January 31, 2026 (“Fiscal 2026”). Each non-employee member of our Board of Directors receives an annual fee of $50,000, prorated based on the duration of service during the year. The Chairman of the Board receives an additional annual fee of $65,000. The members of the Audit Committee receive an additional annual fee of $6,000, and the Audit Committee Chair receives an additional annual fee of $10,000. Directors were reimbursed for reasonable expenses incurred in connection with attending each formal meeting of the Board of Directors or the meeting of any committee thereof. Directors were also eligible to receive awards of options to purchase shares of our Common Stock and of restricted stock units.

		Restricted Stock	Total
Director	Fees	Unit Awards(1)	Compensation
Lisa L. Alexander	$37,500	$218,466	$255,966
Cynthia A. Flanders	51,500	115,105	166,605
Peter W. Getsinger	56,000	115,105	171,105
John R. Jeffrey, Jr.	66,000	115,105	181,105
William F. Leimkuhler	115,000	115,105	230,105
Karen A. Sweeney	54,500	115,105	169,605
James W. Quinn	50,000	115,105	165,105

(1)	Amounts represent the aggregate award-date fair values computed for financial reporting purposes reflecting the assumptions discussed in the section “Share-Based Payments” of Note 1 – Description of the Business and Basis of Presentation of our consolidated financial statements that are included in Item 8 of our Annual Report on Form 10-K for the year ended January 31, 2026.

The Board of Directors established stock ownership guidelines for non-employee members of the Board to further align their economic interests with those of our stockholders. Under these guidelines, stock ownership includes shares owned directly or held in trust by an individual. The policy does not encompass shares that an individual has the right to acquire through the exercise of stock options. The Board periodically reviews the stock ownership guidelines and may make adjustments.

Argan, Inc.   |   7

PROPOSAL NO. 1 – ELECTION OF DIRECTORS

Effective February 2025, we revised the minimum common stock ownership requirement for non-employee members of our Board of Directors to align better with the market and to attract and retain quality directors. Each non-employee member of our Board must now hold shares valued at eight times their base annual fee. Given the current annual base fee is $50,000, this equates to a minimum ownership requirement of $400,000 of our Common Stock.

Non-employee members of the Board are expected to achieve the applicable ownership requirement within five years of becoming subject to the guidelines. Until the applicable ownership requirement is achieved, each individual is required to retain shares of Common Stock with a total value of at least 50% of the intrinsic value, net of taxes, of any shares that he or she acquires under a Company stock plan. Excluding sales of shares related to taxes associated with the exercising of stock options or vesting of stock awards, no sales of existing stockholdings are permitted until the applicable required stock ownership quantity is attained. Once the applicable ownership requirement is attained, the individual may sell any shares that exceed the applicable minimum requirement. Most non-employee members of the Board have either exceeded the stock ownership threshold or are generally making satisfactory progress toward achieving the ownership requirement.

8   |   2026 Proxy

CORPORATE GOVERNANCE

Composition of Board of Directors

The number of directors which shall constitute the whole Board of Directors shall be not less than four or more than ten. All nine of the current directors will stand for re-election at the Annual Meeting as described in this Proxy Statement.

Board Leadership

In August 2022, Mr. Leimkuhler was appointed as Chairman of the Board of Directors. Seven of the nine members of the Board are considered to be independent based on the Board’s consideration of our independence standards and the applicable independence standards of the New York Stock Exchange (“NYSE”). Mr. Watson serves as the Company’s CEO. Mr. Griffin is also a member of management.

The Board periodically reviews the structure of the Board of Directors. Our bylaws currently provide that the Company’s CEO shall preside at all meetings of the Board of Directors. The Board could amend that bylaw, but it believes that we have the best corporate practices in place to ensure that the Company maintains a strong and independent Board, the highest standards of corporate governance and the continued accountability of our CEO to the Board. This structure is evidenced by the composition of the current Board of Directors and the membership of its various committees. Additionally, the CEO reports to the Chairman of the Board of Directors multiple times each month.

DAVID H. WATSON	WILLIAM F. LEIMKUHLER
President and Chief Executive Officer	Chairman of the Board of Directors

Responsibilities

●
Oversees the affairs of the Company, subject to the overall direction and supervision of the Board and its committees and subject to such powers reserved by the Board.
●
Presides at all meetings of the Board of Directors.
●
Reports to the Chairman of the Board of Directors multiple times each month.
●
Presides over the meeting of stockholders.

Responsibilities

●
Consults and advises the Board and its committees on the business and affairs of the Company.
●
Performs such other duties as may be assigned by the Board.
●
Serves as the primary liaison between the Board and the CEO.
●
Presides over executive sessions of independent Board of Directors.
●
Coordinates with committee chairs to ensure key issues are escalated to the full Board.
●
Ensures the Board operates effectively and that all directors are able to contribute meaningfully.

Argan, Inc.   |   9

CORPORATE GOVERNANCE

Risk Oversight

The Board oversees the Company's risk management by monitoring the design and effectiveness of our system of internal controls over financial reporting, the security of our computer information systems, the effectiveness of our corporate codes of conduct and ethics, including whether they are successful in preventing wrongful conduct, and risks associated with the independence of its members, potential conflicts of interest, and succession planning. It receives risk reports from senior management, internal auditors, independent accountants, outside counsel, and other advisors. Committee chairpersons regularly report to the full Board to coordinate risk oversight and address interrelated risks. The Board also operates under adopted governance guidelines that outline member responsibilities and meeting conduct, available at www.arganinc.com.

The members of the Audit Committee, the Compensation Committee, and the Nominating/Corporate Governance Committee are all independent directors. Consequently, independent directors directly oversee critical matters such as the remuneration policy for executive officers; corporate governance guidelines, policies and practices; the director nomination process; our corporate finance strategies and initiatives; and the integrity of our consolidated financial statements and system of internal control over financial reporting.

10   |   2026 Proxy

CORPORATE GOVERNANCE

BOARD OF DIRECTORS

The Board oversees the assessment and management of risks that may adversely impact the Company. Committee chairpersons report to the full Board at each meeting to coordinate risk oversight responsibilities and address interrelated risks.

SENIOR MANAGEMENT

Senior management reports risk matters to the appropriate Board committee based on the nature of the risk, including financial and cybersecurity risks to the Audit Committee, non-financial risks to the Responsible Business Committee, and compensation-related risks to the Compensation Committee. Each committee reports regularly to the full Board, ensuring enterprise-wide risk visibility at the Board level. The CFO is specifically responsible for reporting on the effectiveness of disclosure controls and procedures to the Audit Committee no less than quarterly.

Compensation Committee

The Compensation Committee oversees executive compensation programs and equity plan administration, reviews and approves NEOs’ salaries, bonuses, and cash incentives, and assesses whether compensation policies and programs could encourage excessive risk-taking. It also confirms that compensation and perquisites are administered in compliance with applicable law. The independent directors approve all equity-based awards.

Audit Committee

The Audit Committee oversees the Company's major financial risk exposures, including cybersecurity and data protection risks, and reviews management's steps to monitor and control those exposures. It oversees management's process to assess and manage enterprise risk, monitors compliance with legal and regulatory requirements, and reviews the effectiveness of disclosure controls and procedures. It also oversees the integrity of internal controls over financial reporting, including audits conducted by the Company's independent registered public accounting firm.

Nominating/Corporate Governance Committee

The Nominating and Corporate Governance Committee oversees the corporate governance affairs of the Company and provides oversight of the risk oversight responsibilities of the full Board and its committees, including reviewing committee structure and functions to ensure appropriate allocation of those responsibilities. It evaluates Board and committee performance annually and ensures director nominees possess the skills and experience necessary to support the Company's oversight needs.

Responsible Business Committee

The Responsible Business Committee oversees the Company's non-financial risks and opportunities, including those related to environmental, health and safety, sustainability, and corporate social responsibility. It monitors current and emerging developments in these areas and advises management on how policies, practices, and disclosures should adapt accordingly. The Committee collaborates with the Audit Committee on compliance with SEC regulatory and reporting requirements related to responsible business matters.

Executive Committee

The Executive Committee is authorized to exercise the powers of the full Board between regularly scheduled Board meetings, enabling the Company to act decisively on time-sensitive matters requiring Board-level approval. The Committee monitors key Company developments and provides guidance and recommendations on significant matters that may warrant full Board consideration.

Argan, Inc.   |   11

CORPORATE GOVERNANCE

The current members of the five standing committees are identified in the following table.

COMMITTEES

	IND	AUDIT	COMPENSATION	NOMINATING/ CORPORATE GOVERNANCE	RESPONSIBLE BUSINESS	EXECUTIVE
LISA L. ALEXANDER	•				•	•
CYNTHIA A. FLANDERS	•		•	C
PETER W. GETSINGER	•	•
WILLIAM F. GRIFFIN, JR.						•
JOHN R. JEFFREY, JR.	•	C			•
WILLIAM F. LEIMKUHLER*	•		•	•		C
JAMES W. QUINN	•		C	•		•
KAREN A. SWEENEY	•	•			C
DAVID H. WATSON					•	•

* = Chairman of the Board       C = Chair      • = Member      IND = Independent

The Board has determined that the following members of the Board are currently independent directors, as such term is defined in Section 303A of the NYSE Listed Company Manual:  Messrs. Getsinger, Jeffrey, Leimkuhler, and Quinn; Mses. Alexander, Flanders, and Sweeney. The independent directors meet regularly in an executive session without the non-independent directors present.

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CORPORATE GOVERNANCE

AUDIT COMMITTEE

MEMBERS: JOHN R. JEFFREY, JR. (Chair), PETER W. GETSINGER, KAREN A. SWEENEY MEETINGS DURING FISCAL 2026: 5 AVERAGE DIRECTOR ATTENDANCE IN 2026: 100%

Each of the members who serve on the Audit Committee is an independent director under applicable SEC and NYSE rules. In addition, the Board of Directors has determined that at least one of the independent directors serving on the Audit Committee, Mr. Jeffrey, is an audit committee financial expert, as that term has been defined by Item 407 of the Securities and Exchange Commission’s (“SEC”) Regulation S-K. Prior to May 2025 when the committee membership changed, the members of the Audit Committee were Mr. Jeffrey, Ms. Flanders, and Mr. Getsinger.

PRIMARY RESPONSIBILITIES

The activities of the Audit Committee during the year ended January 31, 2026, are addressed in the “Audit Committee Report” section of this Proxy Statement. The Audit Committee’s primary responsibilities, which are discussed in detail within its charter, are as follows:

●	Assists the Board in overseeing the integrity of our published consolidated financial statements, our financial disclosure controls, and our internal controls over financial reporting;
●	Appoints and oversees Argan’s independent registered public accounting firm, including their qualifications and independence, and approves all fee arrangements for their services;
●	Meets with management and representatives of our independent registered public accounting firm to review the annual audit plan, including the scope of audit testing and other audit effectiveness factors;
●	Discusses major financial and operational risks and steps taken by management to monitor and manage them;
●	Discusses with our auditors the results of the quarterly reviews and annual audits and any other matters to be communicated pursuant to the standards of the Public Company Accounting Oversight Board;
●	Reviews the adequacy and accuracy of financial information included in SEC filings;
●	Reviews the internal audit plan, testing results, and any identification of significant deficiencies or material weaknesses;
●	Oversees and periodically reviews cybersecurity policies, controls, and related effectiveness assessments; and
●	Reviews accounting, internal control, or audit-related complaints and employee-submitted concerns, including anonymous submissions.

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CORPORATE GOVERNANCE

COMPENSATION COMMITTEE

MEMBERS: JAMES W. QUINN (Chair), CYNTHIA A. FLANDERS, WILLIAM F. LEIMKUHLER MEETINGS DURING FISCAL 2026: 4 AVERAGE DIRECTOR ATTENDANCE IN 2026: 100%

Each of the members of the Compensation Committee is an independent director under the applicable rules of the NYSE.

PRIMARY RESPONSIBILITIES

Each year, the Compensation Committee performs comprehensive stockholder outreach efforts. The overall purpose of this outreach is to improve our understanding of the perspectives that our stockholders have with respect to our compensation practices, and to evaluate and to address any concerns or feedback we receive, as described further in the "Executive Compensation Discussion and Analysis” section of this Proxy Statement. The Compensation Committee’s primary responsibilities, which are discussed in detail within its charter, are as follows:

●	Develops and approves compensation plans and salary structures for executive officers, considering business and financial goals, industry and market practices, and other relevant factors;
●	Oversees executive compensation programs and policies to attract and retain leadership in a cost-effective manner, drive performance in achievement of our business objectives, and align interests with long-term stockholder value;
●	Reviews and approves cash compensation and perquisites of our CEO and other Named Executive Officers (“NEOs”);
●	Provides recommendations to the Board of Directors regarding equity-based awards to the NEOs;
●	Reviews and approves all employment, retention, and severance agreements for our NEOs; and
●	Administers Board-approved compensation plans and advises on new or revised compensation, incentive, and equity-based programs.

NOMINATING/CORPORATE GOVERNANCE COMMITTEE

MEMBERS: CYNTHIA A. FLANDERS (Chair), WILLIAM F. LEIMKUHLER, JAMES W. QUINN MEETINGS DURING FISCAL 2026: 1 AVERAGE DIRECTOR ATTENDANCE IN 2026: 100%

Each of the members of the Nominating/Corporate Governance Committee is an independent director under the applicable rules of the NYSE.

In April 2025, the members of this committee met formally, with all members in attendance, in order to agree on a recommendation that Ms. Alexander be included in the slate of directors presented to the stockholders for election to the Board in June 2025. Mr. Leimkuhler presented Ms. Alexander to the committee for its consideration of her as a potential independent Board member. All of the committee members interviewed Ms. Alexander, as did other members of the Board, deliberated and agreed to recommend her for nomination to the full Board. The committee members considered Mr. Leimkuhler’s recommendation, Ms. Alexander’s background and professional experience, the interview performance of Ms. Alexander, and her potential fit with the other members of the Board in making their recommendation.

PRIMARY RESPONSIBILITIES

Pursuant to its duties and responsibilities, the Nominating/Corporate Governance Committee provides oversight of our corporate governance affairs, including the consideration of risks, and assesses the full Board’s performance annually in accordance with established procedures. The Nominating/Corporate Governance Committee’s primary responsibilities, which are discussed in detail within its charter, are as follows:

●	Evaluates the performance of the Board, its directors, and its committees;

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CORPORATE GOVERNANCE

●	Identifies and recommends qualified individuals for nomination to the Board of Directors for election at the annual meeting of stockholders;
●	Assesses and proposes candidates to fill any vacancies that may occur on the Board;
●	Continuously reviews and maintains a robust pipeline of potential Board candidates to support current and future openings; and
●	Evaluates the necessary skills and qualifications for new directors and assesses the overall composition of the Board, ensuring a representation of a diverse range of experience that gives the Board both depth and breadth in the mix of its skills.

RESPONSIBLE BUSINESS COMMITTEE

MEMBERS: KAREN A. SWEENEY (Chair), LISA L. ALEXANDER, JOHN R. JEFFREY, JR., DAVID H. WATSON MEETINGS DURING FISCAL 2026: 2 AVERAGE DIRECTOR ATTENDANCE IN 2026: 100%

Our ongoing commitment to environmental, health and safety, community outreach, corporate governance, and other public policy matters relevant to us is supported by the Responsible Business Committee. The Board tasked the Responsible Business Committee with formalizing the Company’s approach to understanding and responding to the environmental, social and governance concerns of the Company’s stockholders, with a focus on management’s practices and whether they encourage sustainability and community improvement.

PRIMARY RESPONSIBILITIES

The Responsible Business Committee’s primary responsibilities, which are discussed in detail within its charter, are as follows:

●	Sets the Company’s general strategy relating to responsible business matters, as well as developing, implementing, and monitoring initiatives and policies for the Company based on that strategy;
●	Oversees communications with employees, investors, and other Company stakeholders with respect to responsible business matters; and
●	Monitors and anticipates developments relating to, and improving management’s understanding of, responsible business matters.

EXECUTIVE COMMITTEE

MEMBERS: WILLIAM F. LEIMKUHLER (Chair), LISA L. ALEXANDER, WILLIAM F. GRIFFIN, JR., JAMES W. QUINN, DAVID H. WATSON MEETINGS DURING FISCAL 2026: None

Each of the members of the Executive Committee is an independent director under the applicable rules of the NYSE, other than Mr. Griffin and Mr. Watson. This committee is authorized to exercise the general powers of the Board in managing the business and affairs of the Company between meetings of the full Board, if necessary.

Argan, Inc.   |   15

CORPORATE GOVERNANCE

Consideration of Director Nominees

STEP 1	IDENTIFICATION OF SELECTION CRITERIA

In its evaluations of director nominees, the Nominating/Corporate Governance Committee considers the following selection criteria as a guide in its selection process. Such selection criteria include the following:

●
Nominees should have a reputation for integrity, honesty and adherence to high ethical standards;
●
Nominees should have demonstrated business acumen, experience and ability to exercise sound judgment in matters that relate to our current and long-term business objectives and should be willing and able to contribute positively to our decision-making process;
●
Nominees should have a commitment to understanding the Company and its industry and to attend regularly and to participate meaningfully in meetings of the Board of Directors and its committees;

●
Nominees should have the willingness and ability to understand the sometimes-conflicting interests of our various constituencies, which include stockholders, employees, customers, governmental units, creditors and the general public, and to act in the interests of all stockholders;
●
Nominees should not have, or appear to have, a conflict of interest that would impair the nominee’s ability to represent the interests of all our stockholders and to fulfill the responsibilities of a director; and
●
Nominees shall not be discriminated against based on race, religion, national origin, sex, sexual orientation, disability or any other basis proscribed by law.

In addition to these threshold criteria, the Committee considers other relevant factors it deems appropriate, including judgment, skill, industry expertise, experience with businesses and other organizations of comparable size, and the extent to which the candidate would be a desirable addition to the Board and any of its committees.

STEP 2	REVIEW OF SKILLS AND QUALIFICATIONS OF PROSPECTIVE CANDIDATES

The Nominating/Corporate Governance Committee reviews the skills and characteristics of director candidates both individually and in the broader context of the Board's overall composition and the Company's current and future needs. The Board believes that its membership should reflect a diverse range of experience that provides both depth and breadth across the mix of skills represented. To that end, the Board endeavors to include in its overall composition a variety of targeted competencies that complement one another, rather than requiring each director to possess the same skills, perspective, and interests.

The Committee evaluates each prospective candidate with respect to the selection criteria described in Step 1, as well as the interrelation of the candidate's experience with that of existing Board members. Candidates may be identified through various means, including recommendations from current Board members, management, stockholders, independent search firms, or other sources the Committee deems appropriate. The Committee may engage an independent search firm or other advisors to assist in identifying and evaluating candidates, and the Company shall provide appropriate funding for such engagements.

STEP 3	ASSESSMENT OF STOCKHOLDER RECOMMENDATIONS

We will consider nominees for the Board who are recommended by stockholders. Nominations by stockholders must be in writing, must include the full name of the proposed nominee, a brief description of the proposed nominee’s business experience for at least the previous five years, and a representation that the nominating stockholder is a beneficial or record owner of our common stock. Any such submission must also be accompanied by the written consent of the proposed nominee to be named as a nominee and to serve as a director if elected. Nominations must be delivered to the attention of the Nominating/Corporate Governance Committee at our headquarters address.

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CORPORATE GOVERNANCE

STEP 4	FULL BOARD CONSIDERATION

Following the Nominating/Corporate Governance Committee's evaluation of candidates, the Committee presents its recommendations to the full Board of Directors for consideration and approval. The Board reviews the Committee's assessment, taking into account the overall composition of the Board and the collective skills, qualifications, and perspectives represented across its membership. The Committee also reviews the independence of each recommended nominee against the requirements of the NYSE Listed Company Manual and the Company's own Board independence standards, and ensures that committee-specific independence requirements are satisfied for any nominees being considered for committee assignments. In the case of a vacancy on the Board — including a vacancy created by an increase in the size of the Board — the Committee recommends an individual to fill such vacancy either through appointment by the Board or through election by stockholders at the next annual or special meeting, as appropriate.

STEP 5	STOCKHOLDER VOTE

Director nominees approved by the Board are submitted to the Company's stockholders for election at the annual meeting of stockholders, or if applicable, at a special meeting of stockholders. The Company's proxy statement provides stockholders with relevant biographical and background information regarding each nominee to enable an informed voting decision. The Board believes that meaningful stockholder participation in the director election process is an important element of sound corporate governance.

STEP 6	NEW DIRECTOR ORIENTATION AND ONBOARDING

Upon election to the Board, new directors participate in an orientation program designed to familiarize them with the Company's business, operations, strategic objectives, governance structure, and the responsibilities of Board service. The onboarding process may include meetings with senior management, review of key corporate documents and governance policies, and introduction to the Company's Board of Directors, principal advisors and auditors. The Committee, in its oversight of corporate governance matters, is responsible for ensuring that an appropriate orientation framework is in place to enable new directors to contribute effectively and promptly to the work of the Board and its committees.

Director Attendance at the Annual Meeting

All of our directors attended last year’s annual meeting in person or virtually, and we expect that all nine of the nominated directors will attend this year’s Annual Meeting in person or virtually.

Stockholder Engagement

Overview. Argan believes that consistent, transparent communication with its stockholders is essential to sound corporate governance and long-term value creation. Throughout the year, we engage with stockholders and the broader investment community through a variety of channels, including in-person and virtual meetings with investors, participation in investor conferences, and non-deal roadshows that allow our management team to connect directly with current and prospective stockholders. These interactions provide valuable opportunities to discuss our business strategy, financial performance, capital allocation priorities, and the broader demand environment for our services. We also maintain ongoing dialogue through our quarterly earnings calls, which we initiated in the first quarter of the year ended January 31, 2024 (“Fiscal 2024”) in response to stockholder interest in more regular engagement with management. Our investor relations program is designed to ensure that stockholders have access to timely and meaningful information about the Company, and we welcome feedback from the investment community as an important input to our Board and management team. We believe this year-round approach to engagement — complemented by our targeted annual outreach program described below — reflects our commitment to accountability and our respect for the perspectives of those who have entrusted us with their capital.

Argan, Inc.   |   17

CORPORATE GOVERNANCE

Continuing Stockholder Engagement. In addition to our regular stockholder engagement and investor relations program, we reach out to our largest stockholders each year in anticipation of the annual meeting. For the outreach performed in advance of our 2026 Annual Meeting, we reached out to our top 25 stockholders, who collectively represented approximately 57% of our outstanding shares. Five of these investors, representing stockholders that hold approximately 19% of our outstanding shares, accepted our invitation to engage in discussion, while the remaining stockholders either declined or did not respond. The conversations, which took place primarily during February 2026, were conducted by Mr. Quinn, the chairman of the Compensation Committee and a member of the Nominating/Corporate Governance Committee, along with Mr. Watson, our CEO.

What We Heard. Our 2026 outreach continued to focus on retention of key talent, Board composition and refreshment, oversight of strategy and risk, and capital allocation. Stockholders expressed appreciation for our long-term strategy of retaining key individuals through extended employment contracts and welcomed the continued stability this approach provides to the organization. They also continued to value the quarterly earnings calls we initiated in the first quarter of Fiscal 2024. Our balanced approach to capital allocation through our share repurchase program and regular quarterly dividends also received strong stockholder endorsement. Stockholders continued to express interest in Board composition and refreshment, with particular interest in the ongoing evolution of Board membership to bring complementary skills and perspectives aligned with the Company's long-term strategy.

Steps Taken. Consistent with our ongoing commitment to aligning executive compensation with Company performance, we continued our deliberate rotation from time-based to performance-based long-term incentive equity compensation during Fiscal 2026. In the third quarter of Fiscal 2026, we increased our regular quarterly dividend by 33% to an annual dividend rate of $2.00 per common share. Additionally, on April 8, 2026, our Board authorized an increase of our share repurchase program from $150 million to $200 million and extended the expiration date through January 31, 2030, reflecting Argan’s strong and sustained cash generation, robust balance sheet, and our conviction around the long-term demand environment for our capabilities.

As we continued to reassess Board composition to ensure the right mix of skills and experience, we were pleased to welcome Ms. Lisa Alexander as a new independent director in April 2025. As previously announced, as part of a long-term succession plan, Sean Terrell assumed the role of Chief Executive Officer of the industrial segment in May 2025, succeeding Bobby Foister, Jr., who remains involved in the organization. Mr. Terrell brings over thirty years of leadership, operational, and strategic experience to the role and has served as President of the industrial segment’s operating entity since 2023.

Code of Ethics

We have established a Code of Ethics that applies to our employees. The Code of Ethics embodies a commitment to the highest standards of ethical and professional conduct and imposes a higher standard of honesty and integrity than the Company’s Code of Conduct that applies to, and is acknowledged in writing by, all of our employees. The Board of Directors, or the Audit Committee, shall determine, or designate appropriate persons to determine, remedial actions to be taken in the event of a violation of the Code of Ethics and has full and discretionary authority to approve any amendment to or waiver from this Code of Ethics. Any such amendment or waiver will be promptly disclosed as required by applicable law or regulation.

Related Persons Transactions

Except as described below, since the beginning of Fiscal 2026, there have been no transactions or series of similar transactions to which the Company was a party or will be a party, in which:

●	the amounts involved exceeded or will exceed $120,000; and
●	any of the members of the Company’s Board, any current year nominee for Board Membership, any of our executive officers, any holders of more than 5% of the Company’s capital stock, or any other “related person” (as defined in Item 404(a) of Regulation S-K) had or will have a direct or indirect material interest.

Usually, the Audit Committee of the Company is responsible for the review, approval, or ratification of material related party transactions, if any, other than executive compensation transactions.

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CORPORATE GOVERNANCE

During Fiscal 2026, the brother and the brother-in-law of the Chief Executive Officer of Gemma, a subsidiary of the Company, served in non-executive safety and information technology functions, respectively, at Gemma. Each employee received compensation in excess of $120,000, consistent with the compensation practices of Gemma for their respective roles.

Family Relationships

There are no family relationships among the members of the Company’s Board, the current-year nominees for Board membership, or our executive officers.

Involvement in Certain Legal Proceedings

None of the members of the Company’s Board, the current-year nominees for Board membership, or our executive officers has been involved in a legal proceeding, as defined in Item 401(f) of the SEC’s Regulation S-K, during the past ten years or as contemplated by Instruction 4 to Item 103 of Regulation S-K.

Communications with the Board of Directors

Interested parties may communicate with the Board of Directors, or with any member of our Board, about their concerns, questions, or other matters by sending their communications to the Board of Directors, or to any member of our Board, at the following mailing address in an envelope clearly marked “Stockholder Communication”:

Board of Directors
c/o Corporate Secretary
Argan, Inc.
4075 Wilson Boulevard, Suite 440
Arlington, VA 22203

Our Corporate Secretary will forward such correspondence unopened to the chairman of the Nominating/Corporate Governance Committee or, in the case of communications sent to an individual member of our Board, to such member. Alternatively, you may send an electronic message to the chairman of the Nominating/Corporate Governance Committee at the following e-mail address: governance@arganinc.com.

Argan, Inc.   |   19

PRINCIPAL STOCKHOLDERS

The following table presents the number of shares of Common Stock beneficially owned as of January 31, 2026 by each director, each executive officer named in the Summary Compensation Table below, all directors and executive officers as a group, and each person who, to our knowledge, beneficially owns more than 5% of our Common Stock. Unless otherwise indicated, beneficial ownership is direct and the identified stockholder has sole voting and investment power.

	Shares	Beneficial
	Beneficially	Ownership
Name	Owned(1)	Percentage(1)
William F. Griffin, Jr.(2)	152,626	1.09%
James W. Quinn(3)	53,436	*
William F. Leimkuhler(4)	52,739	*
David H. Watson	47,691	*
Charles E. Collins IV(5)	32,907	*
Cynthia A. Flanders(6)	27,207	*
John R. Jeffrey, Jr.(7)	27,192	*
Peter W. Getsinger(8)	21,347	*
Joshua S. Baugher(9)	1,735	*
Karen A. Sweeney	1,315	*
Lisa L. Alexander	–	*
Officers and Directors, as a group (11 persons)(10)	418,195	2.99%
BlackRock, Inc.(11)	1,026,526	7.36%
Vanguard Group, Inc.(12)	926,168	6.64%

*	Less than 1%.
(1)	Each applicable percentage of ownership is based on 13,950,712 shares of Common Stock outstanding as of January 31, 2026, together with applicable stock options for each stockholder. Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Shares of Common Stock subject to options that are currently exercisable or exercisable within 60 days of January 31, 2026, are deemed to be beneficially owned by the person holding such stock options for the purpose of computing the percentage of ownership of such person, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person. Unless otherwise noted in the footnotes below, the address for each of the individuals listed in the table above is c/o Argan, Inc., 4075 Wilson Boulevard, Suite 440, Arlington, VA 22203.
(2)	Includes 140,976 shares held by a trust, of which Mr. Griffin is a trustee. Also includes 11,650 shares held by a foundation of which Mr. Griffin’s wife is the trustee.
(3)	Includes 43,992 shares held by a trust, of which Mr. Quinn is a trustee. Also includes options to purchase 2,166 shares of Common Stock held by Mr. Quinn, which are fully vested. Does not include 50,000 shares of Common Stock held by Allen and its affiliates. Mr. Quinn disclaims beneficial ownership of the shares held by Allen and its affiliates.
(4)	Includes options to purchase 1,000 shares of Common Stock, which are fully vested.
(5)	Includes options to purchase 11,901 shares of Common Stock, which are fully vested.
(6)	Includes options to purchase 1,000 shares of Common Stock, which are fully vested.
(7)	Includes options to purchase 11,000 shares of Common Stock, which are fully vested.
(8)	Includes options to purchase 13,500 shares of Common Stock, which are fully vested.
(9)	Includes options to purchase 500 shares of Common Stock, which are fully vested.
(10)	Includes options to purchase 41,067 shares of Common Stock held by the executive officers and members of our Board of Directors, which are fully vested.
(11)	The information regarding BlackRock, Inc. (“BlackRock”) is based solely on a Schedule 13G/A filed by BlackRock with the SEC on July 16, 2025 reflecting shares of our Common Stock beneficially owned as of June 30, 2025 (the BlackRock 13G/A). According to the BlackRock 13G/A, includes sole voting power with respect to 1,003,589 shares and sole dispositive power with respect to 1,026,526 shares. The address for BlackRock is 50 Hudson Yards, New York, New York 10001.

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PRINCIPAL STOCKHOLDERS

(12)	The information regarding The Vanguard Group, Inc. (“Vanguard”) is based solely on a Schedule 13G/A filed by Vanguard with the SEC on April 30, 2025 reflecting shares of our Common Stock beneficially owned as of March 31, 2025 (the Vanguard 13G/A). According to the Vanguard 13G/A, includes shared voting power with respect to 17,395 shares, sole dispositive power with respect to 895,388 shares, and shared dispositive power with respect to 30,780 shares. The address for Vanguard is 100 Vanguard Boulevard, Malvern, Pennsylvania 19355.

Argan, Inc.   |   21

PROPOSAL NO. 2 –
APPROVAL OF EXECUTIVE COMPENSATION (THE “SAY-ON-PAY” PROPOSAL)

THE BOARD RECOMMENDS A VOTE “FOR” APPROVAL OF THE SAY-ON-PAY PROPOSAL

We are seeking stockholder approval of the compensation of our NEOs as described in the “Executive Compensation Discussion and Analysis” section, the compensation tables, and the other narrative compensation disclosures of this Proxy Statement. This non-binding advisory proposal, commonly known as a “say-on-pay” proposal, is required under Section 14A of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Last year, the stockholders approved our executive compensation with 91% of the vote in favor of our program.

Based on management’s recommendation and the results of voting by the stockholders at the 2025 Annual Meeting, the Board of Directors determined that we will hold an advisory vote on our executive compensation every year. Because this is an advisory vote, the results will not be binding on the Board of Directors, and it will not directly affect or otherwise limit any existing compensation or award arrangement of any of our NEOs. However, our Compensation Committee does consider the outcome of the annual votes when determining executive compensation arrangements.

Starting in 2018, our Compensation Committee has regularly conducted comprehensive stockholder outreach. During Fiscal 2026 and shortly thereafter, the members of the Compensation Committee continued to engage in meaningful contacts with certain stockholders, as we proactively contacted all of our top 25 stockholders, who collectively represented approximately 57% of our outstanding shares, as described further in the “Executive Compensation Discussion and Analysis” section below. The purpose of the outreach practice is to deepen our understanding of the perspectives of our stockholders with respect to our compensation practices, and to evaluate and address any concerns or feedback we receive.

Based on feedback we have received in the past, we increased the vesting period for stock option awards, introduced the use of performance-based long-term incentive equity compensation, instituted a cap on annual cash incentive awards, and committed to a policy prohibiting the future negotiation of single-trigger change-in-control provisions, among other changes. These changes led to enhancements of the disclosures regarding executive compensation, which are reflected in the discussion of our executive compensation included in our Proxy Statement for the current year.

The Board of Directors has adopted several other policies to improve accountability and further encourage an alignment of stockholder and executive officer interests. These policies, which are also described in further detail in the “Executive Compensation Discussion and Analysis” section, include a stock ownership policy for NEOs and non-employee members of our Board, a no pledging policy, an anti-hedging policy, and a clawback policy.

Consistent with past efforts to increase compensation transparency for our stockholders, we developed specific performance metrics for use in the determination of the amount of non-equity cash incentive compensation that may be earned each year by the CEO of Gemma. The metrics were used to confirm the amounts of such compensation earned by him for Fiscal 2026.

In summary, our executive compensation program has been structured by the Compensation Committee to retain and incentivize our core management team through changing business environments. Concurrently, we provide incentives to drive profitable growth and to deliver value to our stockholders.

In considering how to vote on this advisory proposal, we urge our stockholders to study all the relevant information in the “Executive Compensation Discussion and Analysis” section included in this Proxy Statement, and the compensation tables and the other narrative disclosures regarding our executive compensation program that are included herein.

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EXECUTIVE COMPENSATION
DISCUSSION AND ANALYSIS

Executive Compensation Principles and Objectives

This section of the Proxy Statement provides an overview and analysis of our executive compensation program. The Compensation Committee has engaged in comprehensive stockholder outreach efforts, resulting in a number of significant modifications to our executive compensation program, covered in the discussion of our program for the current year presented below. During Fiscal 2026, the members of the Compensation Committee continued stockholder engagement and received positive feedback regarding the changes undertaken and the overall compensation program. The following describes the Company’s executive compensation-setting process, the principles and objectives of the program, the major elements of compensation paid to executives under the program, other compensation-related policies, and the actions that were taken by the Compensation Committee for Fiscal 2026. For Fiscal 2026, the Company’s senior executive officers considered to be NEOs, as defined in the rules of the SEC, were as follows:

Named Executive Officers

DAVID H. WATSON

Mr. Watson, age 50, was appointed President and Chief Executive Officer of the Company and became a member of the Board of Directors in August 2022. He previously served as Senior Vice President, Chief Financial Officer, Treasurer, and Corporate Secretary since joining the Company in October 2015. Mr. Watson has over 15 years of senior financial leadership experience with public companies.

President and Chief Executive Officer

JOSHUA S. BAUGHER

Mr. Baugher, age 45, was appointed Senior Vice President, Chief Financial Officer, and Treasurer of the Company in September 2024. In such capacity, Mr. Baugher serves as the Company’s principal financial officer. Mr. Baugher served as Vice President and Corporate Controller for the Company since 2022. Mr. Baugher is a licensed Certified Public Accountant and began his career as a financial auditor with CohnReznick.

Senior Vice President, Chief Financial Officer, and Treasurer

CHARLES E. COLLINS IV

Mr. Collins, age 50, was promoted to the position of Chief Executive Officer of Gemma in November 2021 and Executive Managing Director of APC in September 2024. He had served as Co-President of Gemma since August 2018. Additionally, he served as Director of Projects at Gemma from July 2018 to July 2019. Prior to July 2018, Mr. Collins served as a Gemma Project Manager. Mr. Collins is a certified Project Management Professional and holds several state contracting licenses for Gemma.

Chief Executive Officer of Gemma

Argan, Inc.   |   23

EXECUTIVE COMPENSATION DISCUSSION AND ANALYSIS

Fiscal 2026 Business Highlights

CONSOLIDATED OPERATING RESULTS

($s in millions, except per share amounts)	Fiscal 2026	Fiscal 2025
Revenues	$945	$874
Gross Profit	$194	$141
Gross Margin %	20.5%	16.1%
SG&A Expenses	$59	$53
Income Before Income Taxes	$161	$111
Net Income	$138	$85
Diluted Per Share	$9.74	$6.15
EBITDA(1)	$163	$114
Cash Dividends Per Share	$1.75	$1.35
(1)	Earnings before interest expense, taxes, depreciation, and amortization.

Notable highlights from our operations for Fiscal 2026 include the following:

●	Entering our 20th year of building power plants
●	Actively constructing approximately 5.5 GW of thermal power generation in the United States and Ireland
●	Record consolidated revenues of $945 million
●	Record EPS of $9.74 per diluted share, an increase of 58% over the prior fiscal year’s then-record $6.15 per diluted share
●	Record EBITDA of $163 million, an increase of 43% from prior fiscal year
●	Gross margin percentage of 20.5% for Fiscal 2026 compared to 16.1% for the year ended January 31, 2025 (“Fiscal 2025”)

CONSOLIDATED BALANCE SHEET AND OTHER INFORMATION

($s in millions)	January 31, 2026	January 31, 2025
Cash, cash equivalents and short-term investments	$895	$525
Net liquidity(1)	$421	$301
Debt	Nil	Nil
Stockholders' equity	$462	$352
Shares outstanding	13,951,000	13,634,000
Project backlog	$2,929	$1,361
(1)	Total current assets minus total current liabilities

As indicated above, our consolidated balance sheet remains solid, buoyed by a large cash and net liquidity position and no debt. Notable balance sheet and capital allocation highlights from Fiscal 2026 include the following:

●	Consolidated cash provided by operating activities during Fiscal 2026 was $415 million, an increase of 147% from Fiscal 2025
●	$895 million of cash, cash equivalents and short-term investments
●	Net liquidity increased to $421 million at the end of Fiscal 2026, an increase of 40% from Fiscal 2025
●	Increased dividend 33% during Fiscal 2026 to an annual dividend rate of $2.00 per common share
●	$34 million returned to stockholders through share repurchase program and dividends
●	Project backlog of $2.9 billion is fully committed, and represents a 115% increase in project backlog from prior fiscal year
●	Added $2.5 billion of new contract value during Fiscal 2026

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EXECUTIVE COMPENSATION DISCUSSION AND ANALYSIS

ARGAN’S BACKLOG SUPPORTS THE ELECTRIC ECONOMY

While striving to achieve strong financial results, we are committed to ensuring that the employees of each of our businesses perform their work in a safe environment.  We regularly communicate with our employees to promote safety and to instill safe work habits. Our Occupational Safety and Health Administration (“OSHA”) reportable incident rates, weighted by hours worked for all of our subsidiaries, were significantly better than the national average rates in our industry (NAICS – 2379) for the range of years presented below.

OUR 2025 OSHA REPORTABLE INCIDENT RATE WAS 0.45

	2025	2024	2023	2022	2021
Argan, Inc.	0.45	0.56	0.43	0.60	0.48
National Average (NAICS – 2379)	n/a	1.2	1.4	1.5	2.0

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EXECUTIVE COMPENSATION DISCUSSION AND ANALYSIS

The graph presented below compares the percentage change in the cumulative total stockholder return, or “TSR” (defined as total stock market value appreciation plus dividends paid for the relevant period) on our Common Stock for the last five years with the S&P 500, a broad market index, and the Dow Jones US Heavy Construction TSM Index, a group index of companies where their focus is limited primarily to heavy civil construction. The returns are calculated assuming that an investment with a value of $100 was made in our Common Stock and in each index at January 31, 2021, and that all dividends were reinvested in additional shares of Common Stock. The graph lines merely connect the measuring dates and do not reflect fluctuations between those dates. The stock performance shown on the graph is not intended to be indicative of future stock performance.

COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN*

Among Argan, Inc., the S&P 500 Index

and the Dow Jones US Heavy Construction TSM Index

*$100 invested on 1/31/21 in stock or index, including reinvestment of dividends.

Copyright© 2026 Standard & Poor’s, a division of S&P Global. AlI rights reserved.

Copyright© 2026 S&P Dow Jones Indices LLC. a division of S&P Global. All rights reserved.

	Years Ended January 31,
	2021	2022	2023	2024	2025	2026
Argan, Inc.	$100.00	$87.89	$94.88	$110.75	$346.55	$886.07
S&P 500	100.00	123.29	113.16	136.72	172.78	201.03
Dow Jones US Heavy Civil Construction TSM	100.00	124.95	160.62	180.75	279.88	440.20

Over the five-year period ended January 31, 2026, Argan’s TSR grew approximately 786%, ahead of the broader market and the heavy construction company index.

The following table presents our annualized one-year, three-year and five-year TSR, and the comparable average TSR percentages for a group of peer companies. The peer group consists of 12 publicly traded companies selected by us and identified in the “Competitive Market Positioning” section of this Proxy Statement. The table also presents the ranking of our performance compared to the peer group for each TSR period.

	Total Stockholder Return: Argan v. Peer Group(1)
TSR	Argan	Peer Group Average	Peer Group Percentile Rank
1-year TSR	308%	95%	100%
3-year TSR	153%	67%	100%
5-year TSR	65%	39%	92%
(1)	TSR data is sourced from FactSet Research Systems Inc. and is calculated on an annualized basis as of April 16, 2026.

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EXECUTIVE COMPENSATION DISCUSSION AND ANALYSIS

Summary of Our Executive Compensation Principles and Objectives

Our executive compensation program is designed to reward and retain executives who contribute to our consistent favorable performance and to the successful attainment of operating plan objectives and strategic goals with total compensation that is comparable to those companies with which we compete for executive talent.

WHAT WE DO	WHAT WE DON’T DO

    Retain and motivate high-performing executives who drive our business operations and financial performance.

    Support our Company's business strategies and achievement of short-term and long-term goals by encouraging profitable growth and increased stockholder value.

     Align interests of the NEOs with long-term interests of our stockholders.

     Promote ownership of the Company’s Common Stock.

    Maintain a policy that governs the required clawback of incentive-based compensation.

     Encourage excessive risk-taking.

     Provide excessive perquisites.

     Permit hedging or pledging of the Company’s stock.

     Award restricted stock units that provide nonforfeitable dividend equivalents or permit the payment of dividend equivalents prior to the vesting date.

Overall levels of executive compensation are established based on an assessment of our performance. Individual executive compensation is determined based on an assessment of the experience and performance of each NEO, as well as the compensation levels of comparable positions in our peer group and general market practices. Variation in compensation among the NEOs reflects the different roles, responsibilities, and performance of the NEOs, as compared to similar positions in the peer group with which we compete for talent. The holding company NEOs perform substantially different functions from operating subsidiary NEOs and are thus compensated with relatively lower base salaries and generally receive a meaningful mix of stock-based compensation.

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EXECUTIVE COMPENSATION DISCUSSION AND ANALYSIS

ROLE OF THE COMPENSATION COMMITTEE

The Compensation Committee of our Board of Directors establishes the overall executive compensation philosophy and oversees the executive compensation program in accordance with its charter. The charter addresses the implementation and review of executive compensation plans, policies, and programs to ensure the attraction and retention of executive officers in a reasonable and effective manner, to motivate their performance toward the achievement of our business objectives, and to align the executive officers’ interests with the long-term interests of our stockholders. To that end, it is the responsibility of the Compensation Committee to develop and to approve periodically a general compensation plan and salary structure for our executive officers that considers business and financial objectives, industry and market pay practices, and/or such other information as may be deemed appropriate.

It is also the responsibility of the Compensation Committee:

●
To review the compensation elements and amounts for our CEO;
●
To review the results of the calculations pursuant to the performance criteria established in the employment agreement of Mr. Collins;
●
To review and approve the compensation (salary, bonus and other compensation) of our other NEOs;
●
To review and approve perquisites that may be offered to our NEOs; and
●
To recommend to the full Board of Directors that it ratify or approve the Committee’s decisions.

The Compensation Committee also reviews and approves corporate goals and objectives relevant to the compensation of our NEOs, evaluates performance considering the goals and objectives, and reviews and approves all employment, retention and separation agreements with them.

As a critical element of this process, the Compensation Committee evaluates the CEO’s performance for the most recently completed fiscal year and sets the level and elements of his compensation. The CEO is not present when the Compensation Committee discusses and determines his compensation.

The Compensation Committee acts on behalf of the Board of Directors in administering compensation plans approved by the Board and/or the stockholders in a manner consistent with the terms of such plans; reviews and makes recommendations to the Board of Directors with respect to new compensation and incentive and equity-based plans; and reviews and makes recommendations to the Board on changes in major benefit programs for our NEOs. The Board of Directors has determined that each member of the Compensation Committee is "independent” within the meaning of the NYSE corporate governance listing standards and our Corporate Governance Guidelines.

ROLE OF THE CHIEF EXECUTIVE OFFICER

Our CEO, in consultation with the Compensation Committee, establishes the strategic direction of our executive compensation program. During the first quarter of each fiscal year, the CEO consults with the chairman of the Compensation Committee:

●
To discuss the financial results for the fiscal year just ended;
●
To discuss performance of leadership on strategic initiatives and goals;
●
To discuss the results of business development efforts;
●
To review the amount and composition of project backlog at year-end; and
●
To evaluate the individual performance and achievements of the other NEOs.

This review process also incorporates the assessments by the other Compensation Committee members regarding executive performance and may consider the results of the most recent competitive market positioning review used in setting the amount of compensation for NEOs.

Competitive Market Positioning

The Compensation Committee seeks to achieve executive compensation that is aligned with the compensation program’s pay-for-performance principles and is competitive with compensation provided by a peer group of selected publicly traded companies. In determining executive compensation, the Compensation Committee considers several factors and data from a

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EXECUTIVE COMPENSATION DISCUSSION AND ANALYSIS

market-relevant group of peer companies that are potential competitors for executive talent, as well as each NEO’s performance and experience.

The Compensation Committee periodically reviews the composition of each annual peer group and updates it based on available market information when appropriate. For Fiscal 2026, the peer group consisted of the following 12 companies from the specialty construction and engineering services industry (the “2026 Peer Group”).

2026 PEER GROUP

Expro Group Holdings N.V.	Matrix Service Company	Primoris Services Corporation
Granite Construction Incorporated	MYR Group Inc.	SOLV Energy, Inc.
Integrated Electrical Services Corporation	NPK International Inc.	Sterling Construction Company, Inc.
Limbach Holdings, Inc.	Orion Marine Group, Inc.	Team, Inc.

We do not view benchmarking as a stand-alone tool for setting compensation, given the unique aspects of our business and objectives. However, we believe that gathering and reviewing this information should be a part of our compensation-related decision-making process. In exercising its collective judgment in the assessment of executive pay, the Compensation Committee uses benchmarking as one consideration. We do not target executive compensation at any specific percentile or ranking within a peer group.

Although the Compensation Committee has the authority under its charter to hire outside advisors to provide it with information as needed in making compensation decisions, it has not used the services of any external advisor in connection with the exercise of its responsibilities or completion of any of its initiatives. In view of the holding company structure and special factors relating to our business, the Compensation Committee currently believes that the engagement of a compensation consultant would not provide significant information beyond that which is already available to us at this time.

Our Executive Compensation Program

EXECUTIVE COMPENSATION

●
Performance-based cash, equity and deferred compensation.
●
Multiple performance metrics for incentive-based compensation.
●
Three-year vesting periods for equity compensation.
●
No income tax gross-ups on stock-based compensation.
●
Stock ownership guidelines for NEOs.
●
Clawback policy for executive gross negligence, misconduct, fraud, or financial restatement.
●
Anti-pledging and anti-hedging policies.
●
No single-trigger change-in-control provisions.

Our executive compensation primarily includes a base salary, annual cash bonuses, deferred compensation, and long-term equity-based compensation. Based on the performance goals and strategic initiatives of the executive, the long-term equity-based compensation may include as a component of their overall executive compensation the following: non-qualified stock options to purchase shares of our Common Stock (“NQSOs”), time-based restricted stock units (“TRSUs”), total stockholder return performance-based restricted stock units (“PRSUs”), earnings per share performance-based restricted stock units (“EPRSUs”), and renewable energy performance-based restricted stock units (“RRSUs”).

Annually, the Compensation Committee considers elements of executive compensation, individually and in the aggregate, when making decisions regarding the ratification and/or approval of compensation amounts for each NEO. The Compensation Committee has reviewed the structure of the Company’s executive compensation program for imprudent risks, and it has discussed the findings of this risk assessment with management. The members of the Compensation Committee believe that our executive compensation program does not motivate employees to take risks that are reasonably likely to have a material adverse effect on us.

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EXECUTIVE COMPENSATION DISCUSSION AND ANALYSIS

Annual Base Salaries. Each NEO is paid an annual base salary that reflects the value of the executive’s skills to the Company, experience with the Company, prior record of achievement, expectations for future accomplishments, and other factors considered important to the Company. Base salary levels are established to attract quality executives, to provide a fixed base of cash compensation, and to recognize the challenges and varied skill requirements of different positions.

Base salaries are reviewed annually and from time to time in connection with a promotion or other change in responsibilities. In making individual salary recommendations to the Compensation Committee, our CEO evaluates the performance of the other NEOs, reviews market compensation levels for comparable positions, and considers the particular executive’s potential attractiveness to other companies while being mindful of the overall financial health and performance of the Company. The Compensation Committee reviews the salary recommendations of the CEO and, together with impressions formed based on the observations and experience of the members, approves base salaries for NEOs. The Compensation Committee also sets the base salary for the CEO. In so doing, the Compensation Committee members annually review the performance of the CEO and other relevant information.

Annual Cash Bonuses. The Compensation Committee may award cash bonus payments to NEOs to recognize and to reward individual performance that has meaningfully enhanced the operations and financial results of the Company during the most recently completed fiscal year. Awards are intended to convey to executives that good performance is recognized and valued by the Board.

Furthermore, we believe that annual cash bonus awards strongly encourage executives to continue to improve their efforts in delivering annual results that are aligned with our long-term goals. At the conclusion of each fiscal year, the CEO submits recommended annual cash bonus award amounts for each of the other NEOs to the Compensation Committee for consideration, modification at their discretion, and, ultimately, for approval.

The amounts of annual cash bonuses awarded to our holding company employees have typically been modest and have varied within a fairly narrow range. However, the Compensation Committee has adopted a policy that caps the annual cash incentive awards for the CEO and CFO to 200% of base salary. We believe that this policy mitigates the risk of excessive windfall awards, while not limiting our ability to adequately reward them for their performance. The employment agreements for Messrs. Watson and Baugher provide for annual target bonus payments of 100% and 75% of base salary, respectively, subject to the satisfaction of reasonable performance criteria as established each year at the discretion of the Board of Directors.

Long-Term Equity-Based Compensation. NEOs are eligible to receive long-term equity-based compensation awards under our 2020 Stock Plan. The long-term equity-based compensation awarded to executives is largely a combination of TRSUs, PRSUs, EPRSUs, and RRSUs. Over the past several years, we have reduced the number of NQSO awards. The Compensation Committee members believe that the current combinations of these types of long-term equity-based awards respond to the objectives of our executive compensation program which encourage the accomplishment of the following:

●	Link incentive compensation to the Company’s long-term performance;
●	Create long-term stockholder value;
●	Align the financial interests of the NEOs with the financial interests of stockholders; and
●	Reward actions that enhance long-term stockholder returns.

The vesting period for TRSUs is three years. We believe that TRSU awards encourage increased holdings of our stock by our executives and help to retain talent over the long term.

PRSUs have typically been awarded to certain executives annually since 2018. These awards vest over three-year periods based on our total stockholder return relative to the return of each award’s designated peer group of companies. We believe that this type of incentive award is more consistent with market practice. We also believe that the measurement of total stockholder return is an appropriate performance metric as it directly ties NEO compensation to the value created for our stockholders, ensuring that executives are rewarded only to the extent that our investors benefit from share price appreciation and relative market outperformance. Our investors expressed support for our use of restricted stock units as an element of our executive compensation program and the use of this specific performance metric.

In April 2023, we added EPRSUs to augment the overall executive compensation program. EPRSU awards focus on the growth of the Company’s diluted EPS over a three-year period, a metric that we believe is a meaningful measurement of value provided to stockholders. These changes were made, in part, to address the negative impacts of stock options on dividend distributions, to encourage increased holdings of our stock, and to retain talent over the long term.

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EXECUTIVE COMPENSATION DISCUSSION AND ANALYSIS

In April 2021, the Company began to award RRSUs to incentivize the CEO of Gemma to add new business that grows the number and value of renewable energy projects awarded to Gemma. Pursuant to the RRSU awards, shares of Common Stock are earned based on the amount of renewable energy projects awarded during certain periods within the three-year term of the RRSU agreement. Since the inception of the RRSU program, Gemma's renewable energy platform has grown substantially, establishing a strong and self-sustaining market presence that the Compensation Committee believes no longer requires the same level of incentive support that was appropriate during the program's earlier stages. In recognition of this maturation and the platform's demonstrated ability to compete for and win renewable energy projects on its own merits, the Compensation Committee determined that no additional RRSU awards were warranted at this time. The Compensation Committee will continue to evaluate the appropriate mix of incentive compensation for Gemma's leadership as the renewable business continues to evolve.

The awards of NQSOs have become a less significant portion of our executive composition program over recent years. Stock options are typically used as incentives to align the priorities of NEOs with those of our stockholders because stock options provide value to holders only when our stock price increases from the date of grant to the date of exercise. In addition, except with respect to certain terminations following a change in control of the Company, the continued employment of a stock option holder is required for the vesting of each stock option to occur. Thus, the potential realization of the value of outstanding but unvested stock options meaningfully encourages executives to remain with the Company, as leaving the Company results in the forfeiture of the value and potential gain associated with any unvested stock option awards. Since January 2018, our stock option awards have included a standard vesting period of three years, a change from the one-year period we used previously.

Deferred Compensation. The Deferred Income Plan is a nonqualified and unfunded deferred compensation program offered to a select group of management at Gemma, including Mr. Collins. None of our other NEOs is a participant in the plan. Eligible participants may elect to defer a specified percentage or dollar amount of their compensation, including base salary and incentive compensation. The Company may make discretionary employer credits to participant accounts, subject to vesting schedules established by the Company at the time of any such credit.

The Company retains full use of all deferred amounts until distribution is required. Participant accounts are credited or debited with deemed investment gains or losses based on investment funds selected by each participant. The Company does not guarantee any rate of return, and participant accounts may appreciate or depreciate depending on the performance of their deemed investment elections. None of the deemed investment choices provide above-market or preferential rates of return. Participants may schedule an in-service distribution or elect to receive their balance following separation from service, in accordance with Section 409A of the Internal Revenue Code (“IRC”) as applicable.

Severance and Change in Control Benefits. Providing severance and change in control benefits assists the Company in attracting and retaining executive talent. Severance benefits vary by NEO, and in the event of employment termination, each NEO may be paid severance benefits in certain circumstances pursuant to each executive’s individual agreement negotiated with the Company.

Provisions in each NEO’s employment agreement provide for certain benefits upon a change in control, as defined. Each of our stock plans, the corresponding executive employment agreements, and the individual stock award agreements describe the effects on outstanding stock options and other stock awards of the termination of a holder’s employment with the Company under various circumstances, including the provision that all outstanding stock options and other stock awards shall generally become fully vested upon a change in control of the Company, as defined therein.

Other Benefits. We maintain three tax-qualified defined contribution retirement plans (the “401(k) Plans”) that cover substantially all salaried and hourly employees. Each of the NEOs participates in a 401(k) Plan. Each employee, including officers, is entitled to participate in only one of the 401(k) Plans. The Company provides a matching contribution to employee 401(k) contributions, allowing eligible participants, including NEOs, to receive additional retirement savings benefits through Company-matched funds. We do not maintain any defined benefit pension plan or non-tax qualified supplemental retirement plan. Group benefits for active employees, such as medical, dental, vision, life insurance and disability coverages are available to substantially all salaried and hourly employees, including NEOs, through our employee health and welfare plans.

Tax and Accounting Considerations. Section 162(m) of the IRC limits the deductibility of certain executive compensation paid by publicly held corporations. Under current law, no deduction is permitted for compensation exceeding $1,000,000 paid to any covered employee in a given tax year. Covered employees include the principal executive officer, principal financial officer, and the three other most highly compensated executive officers, and once an individual qualifies as a covered employee, the limitation continues to apply for all future years — including after retirement or separation from the company — for as long as the company pays that individual any compensation. Performance-based compensation is no longer exempt from this limitation. Consequently, we are unable to deduct compensation exceeding $1,000,000 for any of our covered employees, which includes our NEOs. The Compensation Committee and management have considered the accounting and tax impacts

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EXECUTIVE COMPENSATION DISCUSSION AND ANALYSIS

related to the compensation program and continue to weigh the financial impact on the Company against the strategic value such compensation provides to our executives.

Clawback Policy. In October 2023, as required by the NYSE and the SEC, the Company adopted a revised clawback policy covering incentive-based compensation. Under this policy, if the Company is required to restate its financial statements due to material noncompliance with any financial reporting requirement under federal securities laws and if incentive-based compensation was paid, awarded, or issued due to an incorrect calculation of any related financial performance metric, the Board shall promptly require reimbursement to the Company of the erroneously awarded incentive-based compensation.

Insider Trading Policy. The Company maintains an Insider Trading Policy that governs the purchase, sale, and other transactions involving its securities. This policy applies to the Company’s directors, officers and designated key employees, their family members, and specially designated outsiders who have access to the Company’s material nonpublic information (collectively, “covered persons”). The policy prohibits covered persons from buying or selling Company securities while in possession of material, nonpublic information. These policies also forbid the use of such information for personal gain or in any way that would violate applicable laws and regulations. The Insider Trading Policy is designed to support compliance with applicable laws, regulations, and stock exchange listing standards related to insider trading. A copy of the policy is included as Exhibit 19.1 in the Company’s Annual Report on Form 10-K for the fiscal year ended January 31, 2026.

No Pledging Policy. As an element of the stock ownership guidelines, no officer or director of the Company may pledge, hypothecate, or create any lien or security interest on, or enter into a margin contract secured by, any shares, options to purchase shares, or any other interest in shares of our Common Stock.

Anti-Hedging Policy. Our Board also approved an anti-hedging policy which prohibits all of our directors, employees, and agents from (i) speculative trading in our securities; (ii) engaging in hedging transactions using our securities; (iii) “short selling” our securities; or (iv) trading derivative securities, such as put options, call options, swaps, or collars related to our Common Stock.

Change-in-Control. The Compensation Committee has committed to a policy of not entering into any new employment agreements with “single-trigger” change-in-control provisions. As such, none of the current NEOs has employment agreements that include a “single-trigger” change-in-control provision.

Stock Ownership Guidelines. The Board of Directors established stock ownership guidelines for the NEOs to further align their economic interests with those of our stockholders. Under these guidelines, stock ownership includes shares owned directly or held in trust by an individual. The policy does not encompass shares that an individual has the right to acquire through the exercise of stock options. The Board periodically reviews the stock ownership guidelines and may make adjustments. The Board of Directors requires that each NEO owns a minimum number of shares of our Common Stock having a value as outlined in the table below. NEOs are expected to achieve the applicable ownership requirement within five years of becoming subject to the guidelines. Until the applicable ownership requirement is achieved, each individual is required to retain shares of Common Stock with a total value of at least 50% of the intrinsic value, net of taxes, of any shares that he or she acquires under a Company stock plan. Excluding sales of shares related to taxes associated with the exercising of stock options or vesting of stock awards, no sales of existing stockholdings are permitted until the applicable required stock ownership quantity is attained. Once the applicable ownership requirement is attained, the individual may sell any shares that exceed the applicable minimum requirement.

	Required Ownership	Ownership	Shares Held	Value as of	Meets
Named Executive Officer	(multiple of salary)	Requirement	Calculation(1)	April 14, 2026	Requirement
David H. Watson	CEO – 3x	$1,500,000	61,701	$37,257,683	Yes
Joshua S. Baugher	CFO – 1x	$250,000	4,178	$2,522,844	Yes
Charles E. Collins IV	CEO, Gemma – 1x	$930,000	28,594	$17,266,201	Yes
(1)	Included in the number of shares held by each NEO are 25% of the target number of shares of Common Stock that may be issued to each officer pursuant to outstanding restricted stock units even though such shares are not considered beneficially owned.

Equity-Based Awards Grant Practices. We do not have any program, plan, or obligation that mandates granting equity awards on predetermined dates. Additionally, we do not coordinate the timing of granting equity award to executive officers with the release of material nonpublic information. Instead, we generally aim to issue equity awards during open trading windows. Equity awards are generally granted annually during the open trading window following the issuance of our Form 10-K. However, equity awards may be granted occasionally in response to significant changes in job responsibilities, an employee’s hiring, or to support specific retention or performance objectives.

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EXECUTIVE COMPENSATION DISCUSSION AND ANALYSIS

During Fiscal 2026, the Company did not delay or accelerate the disclosure of material nonpublic information to influence the value of executive compensation. Additionally, during Fiscal 2026, the Company did not grant equity-based awards to our NEOs within a window beginning four business days before and ending one business day after the filing of a Form 10-K, Form 10-Q, or a Form 8-K disclosing material nonpublic information.

Fiscal 2026 Compensation Deliberations

This section of the discussion and analysis of our executive compensation covers Fiscal 2026 compensation deliberations and associated compensation decisions made by the Compensation Committee.

Compensation for Holding Company NEOs. The compensation program for holding company executives, our CEO and CFO, is designed to maintain a strong link between pay and performance. “At risk” compensation for these executives includes discretionary annual cash bonuses and long-term equity incentive awards (stock options and restricted stock units) through which the performance of each of the individual officers is rewarded.

It is important to differentiate between the NEOs who are officers of Argan, a holding company, and the NEO who is the Chief Executive Officer of Gemma, our principal operating company.

Our CEO, Mr. Watson, and our CFO, Mr. Baugher (together, the “Holding Company NEOs”), are employees of the holding company and are responsible for the following important activities:

●	Overall strategic direction of the Company;
●	Capital allocation and treasury functions;
●	Monitoring of the financial and operating performance of all subsidiaries;
●	Driving synergies and collaboration across all subsidiaries;
●	Retention and succession planning related to key employees;
●	Investor relations activities and stockholder engagement;
●	The structuring and management of health, general liability and other insurance programs;
●	International, federal, state and local tax planning and compliance;
●	The preparation of consolidated financial reports in compliance with the rules and regulations of the SEC; and
●	The effectiveness of the Company’s system of internal controls over financial reporting.

In addition, the CEO and CFO regularly evaluate possible acquisition targets with the intention of identifying companies with significant potential for profitable growth and realizable synergies with one or more of our existing businesses, and that can be operated in a manner that best provides favorable cash flows for the Company and value for our stockholders.

The Holding Company NEOs are compensated pursuant to a program that sets base salaries at the lower end of the peer group. This reflects, in part, that their primary responsibilities relate to matters other than the performance of our subsidiaries. In order to achieve its objectives, the Compensation Committee has designed the executive compensation program utilizing four major pay elements for Messrs. Watson and Baugher:

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EXECUTIVE COMPENSATION DISCUSSION AND ANALYSIS

BASE SALARY

Provides a fixed amount of cash compensation for completing day-to-day responsibilities. The Compensation Committee reviews the base salary of each officer annually and periodically approves increases based on competitive reviews of peer group compensation amounts, general market practices and the particular officer’s level of responsibility, experience, and individual performance.

SHORT-TERM INCENTIVE
	ANNUAL CASH BONUS COMPENSATION	Provides discretionary annual cash bonus awards for successful short-term financial performance and other achievements that are aligned with our business strategy.

LONG-TERM EQUITY-BASED INCENTIVE COMPENSATION

Provides executives with stock option and certain restricted stock unit awards that represent opportunities for them to participate in, and be rewarded for, the growth in the value of the Company’s Common Stock. Awards may also facilitate executive stock ownership. Both stock options and restricted stock units vest based on the satisfaction of service requirements.

LONG-TERM INCENTIVE
PERFORMANCE-BASED, LONG-TERM, EQUITY- BASED INCENTIVE COMPENSATION

Provides performance-based components to our equity-based long-term incentive award program. Certain performance-based restricted stock units vest over a three-year period based on our total stockholder returns relative to our peer group. Other performance-based awards vest based on the growth of our diluted EPS over a three-year measurement period.

The Compensation Committee considers each pay element in establishing and adjusting the executive compensation package for each Holding Company NEO so that the packages provide balanced incentives to achieve the Company’s short and long-term objectives. The Compensation Committee does not rely on any single performance metric to assess the performance of the Holding Company NEOs. Instead, individual performance is analyzed based on a detailed review of factors and achievements, like those discussed below, that the Compensation Committee deemed critical to the Company’s long-term success.

The performance of the Holding Company NEOs for Fiscal 2026 was assessed using several quantitative and qualitative factors associated with the Company’s operational and financial performance, stockholder value creation, capital allocation, succession planning, the retention and motivation of core employees, stockholder engagement and effectiveness in the areas of financial reporting and income tax planning. These factors are outlined in the sections below.

OPERATIONAL PERFORMANCE

Typically, the Company is focused on maintaining gross margins and containing costs, even if it results in the Company choosing not to pursue certain revenue opportunities because they fail to meet our gross margin requirements. Nevertheless, in assessing executive performance for Fiscal 2026, the Compensation Committee looked at the following metrics, among others, for Fiscal 2026 compared to Fiscal 2025 and Fiscal 2024.

($s in thousands)	2026	2025	2024
EBITDA	$162,797	$113,500	$51,338
EBITDA as a % of Revenues	17.2%	13.0%	9.0%
SG&A(1) as a % of Revenues	6.2%	6.0%	7.7%
Return on Equity	33.6%	26.7%	11.4%
Project Backlog	$2,929,000	$1,361,000	$757,000

(1)	Selling, general and administrative expenses.

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EXECUTIVE COMPENSATION DISCUSSION AND ANALYSIS

We believe that EBITDA is a meaningful metric that enables us to assess our operating performance by removing from our operating results the impacts of our capital structure, the effects of the accounting methods used to compute depreciation and amortization, and the effects of operating in different income tax jurisdictions. Further, we believe that EBITDA is widely used by investors and analysts as a measure of performance. In general, EBITDA, expressed as a percent of revenues, reflects our ability to convert revenue dollars into earnings, which is primarily driven by maintaining strong gross margins. Likewise, SG&A, expressed as a percent of revenues, is a meaningful measure of the effectiveness of our cost containment efforts. The return on equity metric measures our profitability based on dollars invested. Our reported amount of project backlog at a point in time represents the success of our business development efforts, as it is measured as the total value of projects awarded to us that we consider to be firm as of that date, less the amounts of revenues recognized to date on the corresponding projects.

For Fiscal 2026, we achieved record revenues of $945 million, compared to revenues of $874 million and $573 million in Fiscal 2025 and Fiscal 2024, respectively. Consolidated gross margins for Fiscal 2026, Fiscal 2025 and Fiscal 2024 were 20.5%, 16.1% and 14.1%, respectively. Selling, general and administrative spend as a percentage of revenues for Fiscal 2026, Fiscal 2025, and Fiscal 2024 was 6.2% , 6.0%, and 7.7%, respectively. The Compensation Committee was pleased with the Company's Fiscal 2026 financial performance, during which the Company achieved project backlog of $2.9 billion as of January 31, 2026, reflecting a 115% year-over-year increase, and record EBITDA of $163 million, reflecting a 43% increase over Fiscal 2025.

The metrics that are usually indicative of the effectiveness of business development activities, and the prospects for favorable future revenues and income, are project backlog and the value of awarded contracts. The Compensation Committee noted that all of our businesses contributed to the composition of our project backlog, which includes a healthy group of longer-term, fully committed projects. The members of the Compensation Committee believe that the diversity of the projects and the realistic future revenue prospects associated with these business opportunities in our project backlog are valid indications of favorable long-term revenue growth and the future profitable performance of the Company.

SUCCESSION PLANNING

As discussed in the past, Rainer Bosselmann, our founder, announced his retirement in August 2022, after having served as chief executive officer and chairman of the Board since 2003 and leading the Company through periods of acquisition integration, economic downturns and significant growth. Following his retirement, the Board promoted Mr. Watson to the Company’s President and Chief Executive Officer after he had served as the Company’s Senior Vice President, Chief Financial Officer, Treasurer and Corporate Secretary since 2015.

In September 2024, upon the anticipated and announced retirement of the Company’s chief financial officer, Richard H. Deily, Mr. Baugher was promoted from the Company’s senior corporate controller to the position of Senior Vice President, Chief Financial Officer, and Treasurer. Mr. Deily remained active with the Company through April 2026 to assist in the transition of the chief financial officer duties.

During Fiscal 2024, we supplemented the corporate management team with the addition of a Senior Vice President, Legal. This addition provided the Company with a seasoned lawyer and operator from a global engineering and construction firm who continues to enhance our commercial contract risk management and overall legal approach across all our subsidiaries. Mr. Michael Hundley also serves as the Company’s Corporate Secretary.

Over the past several years, the Company has also been focused on succession planning at its subsidiaries.

In Fiscal 2024 at our power segment, we added a president for the renewable power group who returned to us with enhanced renewable energy project leadership skills. In November 2021, Mr. Collins transitioned from Co-President of Gemma to CEO of Gemma, a position that had been vacant. During Fiscal 2025, we made changes in the operational and financial leadership at APC.

At our industrial segment, we have introduced strategic changes to strengthen the business for long-term success. In Fiscal 2024, we made important additions to our roster of project managers at the business, and we hired Mr. Sean Terrell as president of the industrial segment (subsequently promoted to chief executive officer), who brought extensive experience in the management of various types of construction projects. In order to enhance our ability to retain the experienced staff and managers who are leading the growth of the industrial segment, we introduced a deferred compensation plan in Fiscal 2024 to match similar plans established elsewhere in our Company.

In Fiscal 2025 we appointed Mr. Brian Orlandi as chief executive officer to lead our teledata segment, who brings with him over 25 years of industry experience.

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EXECUTIVE COMPENSATION DISCUSSION AND ANALYSIS

Through this deliberate and ongoing commitment to succession planning, Argan and each of its operating subsidiaries are led by experienced management teams who are well-positioned to drive continued growth and operational excellence for years to come.

CAPITAL ALLOCATION

During Fiscal 2026, our capital allocation strategy remained squarely focused on driving organic growth within our existing subsidiaries. A key element of this approach has been the continued investment in human capital. Our skilled craft workforce typically expands and contracts based on the number of active projects and the stage of the project cycle. However, our non-craft workforce is currently at its highest level as we continue to support growth across all of our business segments. This emphasis on people underscores our belief that talent and operational capacity are critical to sustainable growth.

Capital allocation and balance sheet management activities during Fiscal 2026 were conservative. We did not identify any suitable acquisition opportunities. However, we were pleased to return approximately $34 million in value back to our stockholders during the year ended January 31, 2026 through our share repurchase program and our regular quarterly cash dividends, which we increased by 33% from $0.375 to $0.50 per share of Common Stock in the third quarter of Fiscal 2026, following a 25% increase in the same quarter of the prior fiscal year. On April 8, 2026, the Board approved an increase in the share repurchase program from $150 million to $200 million, reflecting the Board's continued commitment to returning value to stockholders.

We maintained our invested funds primarily in money market accounts, certificates of deposit, and U.S. Treasury notes to earn low-risk reasonable returns while ensuring continued liquidity. Furthermore, we revisited our investment strategy to increase our exposure to longer-duration U.S. Treasury notes, aiming to reduce our sensitivity to short-term interest rate fluctuations. For Fiscal 2026, Fiscal 2025, and Fiscal 2024 earnings on invested funds and cash account balances approximated $24.0 million, $21.3 million, and $14.1 million, respectively.

Throughout the year, we maintained a strong relationship with our surety provider, providing us with increased confidence that capacity will be available for future construction projects that require bonding.

ENSURING INCOME TAX OPTIMIZATION IN THE MIDST OF REGULATORY CHANGES

During Fiscal 2025 and Fiscal 2024, we made commitments for equity investments in two solar energy funds that make us eligible for solar investment tax credits among other tax benefits. For the most recent investment, we made equity investment commitments in the total amount of $24.5 million. During Fiscal 2024, we made equity investments in the total amount of $8.4 million in a solar energy fund that is anticipated to provide a return, including solar investment tax credits and other tax benefits, of approximately $9.7 million. Our equity investments in the solar energy funds facilitate the construction and deployment of multiple solar arrays across the United States.

In addition to our solar energy fund investments, we actively manage our tax exposure through a combination of strategic tax planning, operational execution, and risk mitigation measures. Where appropriate, we purchase tax insurance to protect certain tax positions, reducing uncertainty and providing greater confidence in the realizability of our tax benefits. These efforts, combined with strong operational performance, contributed to a meaningful reduction in our effective tax rate, which decreased to 14.2% for Fiscal 2026 from 23.2% in the prior year.

STOCKHOLDER VALUE

The Compensation Committee continues to emphasize long-term value creation, and recent TSR performance is notable. For the one-year period ending April 16, 2026, the Company achieved a TSR of approximately 308%, significantly outperforming the S&P 500 Index return of approximately 35% over the same timeframe. The Company ranked in the 100th percentile among its peer group for the one- and three-year periods ending April 16, 2026, respectively, reflecting sustained competitive performance. Lastly, the Company maintained a strong position, ranked in the 92nd percentile among its peer group over the five-year period through April 16, 2026. Fiscal 2026 accomplishments that contributed to enhanced stockholder value included returning $34.2 million to stockholders in the aggregate in the form of quarterly cash dividends and share repurchases. We continued to strengthen our stockholder engagement in Fiscal 2026 through regular quarterly earnings calls, an initiative launched in the first quarter of Fiscal 2024. Additionally, we expanded our outreach by actively participating in several investor conferences throughout the year. We also grew our sell-side analyst coverage during Fiscal 2026, adding several new analysts whose research expanded awareness of the Company among institutional and retail investors. In April 2025, we also hosted our first-ever Investor Day at the NYSE, marking a significant milestone in the Company’s history and reinforcing our commitment to transparency and stockholder engagement. We concluded the event by ringing the NYSE

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EXECUTIVE COMPENSATION DISCUSSION AND ANALYSIS

closing bell, a moment that celebrated our achievements and highlighted our ongoing connection with the investment community. In March 2026, the Company was added to the S&P SmallCap 600 Index, a milestone that underscores the Company's sustained growth and increasing market recognition.

RETAINING AND INCENTIVIZING CORE EMPLOYEES

To support long-term continuity and reinforce organizational stability, we executed renewed three-year employment agreements with Mr. Watson and Mr. Collins in September 2024, representing a longer commitment than in previous contracts. Following the planned retirement of Mr. Deily in September 2024, Mr. Baugher assumed the role of Senior Vice President, Chief Financial Officer, and Treasurer under a two-year contract.

We believe that the deferred compensation plans we have in place encourage long-term retention of employees who are significant contributors to the operational excellence of our business segments and their contributions to the successes of the Company. To enhance our ability to retain the experienced staff and managers who are leading the growth of our industrial segment, we introduced a deferred compensation plan in Fiscal 2024 to match similar plans established elsewhere in our Company. At Gemma, the deferred compensation plan, as amended during Fiscal 2022, covers a targeted set of managers and other key employees and was augmented by the award of TRSUs covering 9,357 shares and EPRSUs covering 3,339 shares of our Common Stock in April 2026. In April 2025 and April 2024, we made targeted investments in key employees at Gemma by awarding TRSUs covering 13,000 shares and 12,250 shares of our Common Stock, respectively.

Additionally, in April 2026, we made targeted investments in our other leadership teams by awarding TRSUs and phantom TRSUs covering 1,136 shares and EPRSUs covering 1,617 shares of our Common Stock. In April 2025, we made targeted investments in our other leadership teams by awarding TRSUs covering 6,250 shares, EPRSUs covering 2,200 shares, and PRSUs covering 500 shares of our Common Stock. In April 2024, we made targeted investments in our other leadership teams by awarding TRSUs covering 11,500 shares of our Common Stock. We believe that our efforts to retain the core groups of management and other key employees at our operating companies were effective during Fiscal 2026, as we believe that turnover of management and key employees continues to be low relative to industry standards.

Compensation for the CEO of Gemma. As the CEO of our principal operating company, Mr. Collins has the specific responsibility for the leadership and management of our largest subsidiary, Gemma, and its ongoing operations and financial performance. The Compensation Committee reviewed the incentive compensation calculation for Mr. Collins, and confirmed that it was determined pursuant to the terms of the employment agreement which was entered into on November 15, 2019. The employment agreement has three performance-based criteria for each fiscal year: (1) Gemma’s achievement of certain levels of adjusted EBITDA, (2) Gemma’s achievement of certain levels of adjusted EBITDA, expressed as a percent of corresponding revenues, and (3) Gemma’s meeting certain safety targets.

For the first criterion, if the adjusted EBITDA of Gemma (as defined in the employment agreement) for any fiscal year equals or exceeds $40 million, Mr. Collins shall be entitled to receive a cash payment in an amount between 1.4% and 3.0% of the adjusted EBITDA of Gemma based on a sliding scale. For Fiscal 2026, the adjusted EBITDA of Gemma, as defined, was $139.9 million.

For the second criterion, if the adjusted EBITDA, expressed as a percent of revenues of Gemma, for any fiscal year equals or exceeds ten percent (10%), Mr. Collins shall be entitled to a payment in an amount between 0.3% and 1.2% of adjusted EBITDA of Gemma based on a sliding scale. For Fiscal 2026, the adjusted EBITDA, expressed as a percent of the revenues of Gemma, as defined, was 21.2%.

For the third criterion, if the project safety performance on Gemma’s projects, as measured by the OSHA Recordable Incident Rate (“RIR”), for any calendar year during Mr. Collins’ employment term is between 0.0 and 1.5, he shall be entitled to receive a performance-based compensation payment of up to $250,000 based on a sliding scale. If the RIR for any calendar year during his employment term is greater than 1.5, the overall performance-based compensation shall be reduced by an amount up to $250,000 based on a sliding scale. Because Gemma’s RIR was less than 0.50 for calendar year 2025, Mr. Collins earned $250,000 for Fiscal 2026.

The total amount of performance-based cash compensation for any fiscal year earned by Mr. Collins as a result of Gemma’s attainment of one or more of the performance goals described above may not exceed $4,000,000. Mr. Collins earned non-equity incentive plan cash compensation in the amount of $4,000,000 for Fiscal 2026 pursuant to the terms of his employment agreement. In addition, based on his considerable efforts to lead APC, business development efforts, and overall leadership actions, Mr. Collins was awarded a discretionary cash bonus of $1,500,000 during Fiscal 2026.

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EXECUTIVE COMPENSATION DISCUSSION AND ANALYSIS

The nonqualified deferred compensation plan for key employees of Gemma was approved by our Board on April 6, 2017 (see Exhibit 10.7 to our Annual Report on Form 10-K for the year ended January 31, 2017 that was filed with the SEC on April 11, 2017) with the objective of keeping the management team of Gemma in place for the long term. The unfunded, cash-based plan, as amended, now has four- to-six-year vesting periods with a continuous employment requirement (see Exhibit 10.1 to our Quarterly Report on Form 10-Q for the three-month period ended October 31, 2020 that was filed with the SEC on December 9, 2020).

Based on the performance of certain key employees of Gemma for the year just ended, a dollar amount may be contributed to the deferred compensation plan, as amended, for each such employee. Of each annually awarded amount, 50% vests on the fourth anniversary of the date of award and 25% vests on each of the fifth and sixth anniversary dates. Except in the event of disability or death, vesting is dependent on continuous employment with Gemma up to the applicable vesting date. Mr. Collins participates in the plan, with a deferred compensation balance at January 31, 2026 of $37,500 that was established in prior years. Mr. Collins received a distribution of $87,500 during Fiscal 2026.

Additionally, during Fiscal 2026, the nonqualified deferred compensation plan for certain employees of Gemma was approved by our Board in 2025 (see Exhibit 10.2 to our Quarterly Report on Form 10-Q for the three-month period ended October 31, 2025 that was filed with the SEC on December 4, 2025) to provide a competitive, flexible compensation deferral opportunity for select members of management. The unfunded plan allows participants to elect to defer portions of compensation, tracks deferred amounts through notional investment accounts, and provides for payment upon specified events in compliance with Section 409A of the IRC. Mr. Collins participates in the plan, with a deferred compensation balance at January 31, 2026 of $270,455 that was established during Fiscal 2026, of which $200,000 was contributed by Gemma.

Fiscal 2026 Compensation Decisions

As a result of the recent deliberations of the Compensation Committee and based on the factors outlined above, on April 8, 2026, the Compensation Committee recommended that the following awards be made, which were subsequently ratified or approved by the independent members of the Board:

Approved the payment of annual cash bonuses to Mr. Watson and Mr. Baugher, and Mr. Collins in the amounts of $500,000, $250,000, and $1,500,000, respectively, related to performance during Fiscal 2026.

Approved the payment of non-equity incentive plan compensation to Mr. Collins in the amount of $4,000,000 related to achievements during Fiscal 2026.
Approved the award of non-qualified stock options, PRSUs, EPRSUs and TRSUs to Mr. Watson covering 415 shares, 284 target shares, 3,339 target shares and 251 shares of Common Stock, respectively.
Approved the award of non-qualified stock options, PRSUs, EPRSUs and TRSUs to Mr. Baugher covering 208 shares, 142 target shares, 1,670 target shares and 126 shares of Common Stock, respectively.
Approved the award of non-qualified stock options, PRSUs, EPRSUs and TRSUs to Mr. Collins covering 332 shares, 170 target shares, 2,618 target shares and 231 shares of Common Stock, respectively.

The stock-based awards identified above were made to Messrs. Watson, Baugher, and Collins in April 2026. Accordingly, the values of these awards will be included in the "Summary Compensation Table” in the amounts of compensation to be reported for the fiscal year ending January 31, 2027. The fair value amounts of the stock options and restricted stock units awarded to NEOs during the fiscal years ended January 31, 2026, 2025 and 2024 are set forth in the “Summary Compensation Table” that is presented in this Proxy Statement. Additional information regarding stock options and restricted stock units awarded to NEOs during Fiscal 2026 is presented in the “Grants of Plan-Based Awards Tables” section of this Proxy.

Cash Bonus Payments. After reviewing the recommendations of the CEO, the Fiscal 2026 financial performance of the Company as a whole, the increase in revenues and EBITDA, the increased levels of a diverse project backlog, the strong safety record, the successful tax savings, applicable employee contract performance calculations, and the individual performances of Messrs. Watson, Baugher, and Collins, the Compensation Committee approved an aggregate amount of $2,250,000 in annual cash bonus awards for Fiscal 2026. The amounts of the cash bonus awards earned by each NEO for the fiscal years

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EXECUTIVE COMPENSATION DISCUSSION AND ANALYSIS

ended January 31, 2026, 2025 and 2024 are set forth in the “Bonus” column of the “Summary Compensation Table” presented in this Proxy Statement. The amount of the cash award determined pursuant to the non-equity incentive compensation plan included in the employment agreement of the CEO of Gemma in the amount of $4,000,000 is presented in the corresponding column of the “Summary Compensation Table.” The cash awards related to Fiscal 2026 performance were paid to executives in April 2026.

Non-Qualified Stock Options. In April 2026, the Compensation Committee recommended the award of non-qualified stock options to purchase 415 shares of our Common Stock to Mr. Watson, having a grant date fair value of approximately $75,000. Mr. Baugher was awarded non-qualified stock options to purchase 208 shares of Common Stock, having a grant date fair value of approximately $37,500. Additionally, Mr. Collins was awarded non-qualified stock options to purchase 332 shares of Common Stock, having a grant date fair value of approximately $60,000. The fair values were determined based on the Black-Scholes valuation model, and an option exercise price equal to the price of the underlying Common Stock on the date of award ($588.28 per share).

The vesting for each stock option occurs ratably over three years. These options will expire on the ten-year anniversary of the award date.

Time-Based Restricted Stock Units. In April 2026, the Compensation Committee recommended the award of TRSUs to Mr. Watson covering 251 shares of Common Stock, having an award date fair value of approximately $150,000. Mr. Baugher was awarded TRSUs covering 126 shares of Common Stock, having an award date fair value of approximately $75,000. Additionally, Mr. Collins was awarded TRSUs covering 231 shares of Common Stock, having an award date fair value of approximately $138,000.

In April 2025 and 2024, the independent members of the Board approved the awards of TRSUs covering 4,000 shares and 10,000 shares, respectively, to Mr. Watson. In April 2025, the independent members of the Board approved the award of TRSUs covering 2,000 shares to Mr. Baugher.  In April 2025 and 2024, the independent members of the Board approved the awards of TRSUs covering 2,000 shares and 4,000 shares, respectively, to Mr. Collins.

The vesting for these TRSUs occurs ratably over three years and includes adjustments for cash dividends.

Performance-Based Restricted Stock Units. Each PRSU award vests on the third anniversary of the award, with the number of issuable shares based on the price performance of our Common Stock compared to the price performance of the common stock of each award’s designated Peer Group. Depending on the price performance of our Common Stock compared with the respective year’s Peer Group, the numbers of shares of Common Stock (percentage of the target number of shares) that an awardee may earn over the three-year stock price performance period of the PRSUs, plus adjustments for cash dividends, are determined based on the stock-earning scale presented below:

Rank	13th	12th	11th	10th	9th	8th	7th	6th	5th	4th	3rd	2nd	1st
Percentile	–%	8.3%	16.6%	25.0%	33.3%	41.6%	50.0%	58.3%	66.6%	75.0%	83.3%	91.6%	100.0%
Payout	–%	–%	–%	–%	–%	–%	100%	100%	150%	200%	200%	200%	200%

In April 2026, the Compensation Committee recommended the award of PRSUs with the targeted number of shares available for issuance equal to 284 shares of Common Stock to Mr. Watson, having an award date fair value of $150,000. Mr. Baugher was awarded PRSUs with the targeted number of shares available for issuance equal to 142 shares of Common Stock, having an award date fair value of $75,000. Additionally, Mr. Collins was awarded PRSUs with the targeted number of shares available for issuance equal to 170 shares of Common Stock, having an award date fair value of $90,000.

In April 2026, the PRSUs granted in April 2023 completed their three-year performance period. The Company's total stockholder return ranked 1st of its designated peer group over the performance period, resulting in a payout at 200% of target. Accordingly, each of Messrs. Watson and Collins vested in 10,485 and 2,097 shares of Common Stock, inclusive of applicable dividend adjustments, respectively.

EPS Performance-Based Restricted Stock Units. The number of shares issuable pursuant to each EPRSU award will be determined on the third anniversary of the award date. The performance criteria for the EPRSUs awarded in April 2026 will be based on the sum of our diluted EPS for the fiscal years ending January 31, 2027, 2028 and 2029 compared to target compounded growth diluted EPS amounts. The number of shares of Common Stock (percent of the target number of shares) that an awardee may earn over the three-year measurement period, plus adjustments for cash dividends, are determined based on the diluted EPS compounded growth sliding scale presented below:

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EXECUTIVE COMPENSATION DISCUSSION AND ANALYSIS

Diluted EPS Compound Growth Rate	< 7.5%	7.5%	10.0%	15.0%	20.0%	25.0%	30.0%	35.0%	> 40%
Payout	–%	25%	50%	75%	100%	125%	150%	175%	200%

In April 2026, the Compensation Committee recommended the award of EPRSUs with the targeted number of shares available for issuance equal to 3,339 shares of Common Stock to Mr. Watson, having an award date fair value of $1,000,000. Mr. Baugher was awarded EPRSUs with the targeted number of shares available for issuance equal to 1,670 shares of Common Stock, having an award date fair value of $500,000. Additionally, Mr. Collins was awarded EPRSUs with the targeted number of shares available for issuance equal to 2,618 shares of Common Stock, having an award date fair value of $784,000.

In April 2026, the EPRSUs granted in April 2023 completed their three-year measurement period. The Company achieved a diluted EPS compound growth rate that exceeded the 30% threshold over the measurement period, resulting in a payout at 200% of target applicable to the 2023 EPRSU award. Accordingly, each of Messrs. Watson and Collins vested in 20,971 and 5,243 shares of Common Stock, inclusive of applicable dividend adjustments, respectively.

Renewable Performance-Based Restricted Stock Units. Pursuant to the RRSU awards, shares of Common Stock are earned based on Gemma’s success in increasing the amount of New Renewable Adjusted RUPO, as defined, during certain periods within the three-year term of the RRSU agreement. Renewable energy projects are defined as profitable projects awarded to Gemma related to solar, wind, hydrogen or other renewable-related technologies. The values of these latter two types of contract awards will receive multipliers of 200% and 150%, respectively. “RUPO” is defined as the value of the Remaining Unsatisfied Performance Obligations in contracts with customers, determined in accordance with accounting principles generally accepted in the U.S., which represents the amount of unrecognized revenues for active contracts with customers.

	2025 RRSU Award		2024 RRSU Award		2023 RRSU Award
	RUPO	Payout	RUPO	Payout	RUPO	Payout
($s in millions)	Hurdle	Shares	Hurdle	Shares	Hurdle	Shares
Year 1	$150	500	$100	1,000	$100	1,500
Year 2	225	500	175	1,000	175	1,500
Year 3	300	500	250	1,000	250	1,500
Year 3 Cumulative	675	1,000	525	2,000	525	3,000

No RRSU awards were granted to any named executive officer during Fiscal 2026.

In April 2026, the Year 1 hurdle was achieved for the 2025 RRSU Award, the Year 2 hurdle was achieved for the 2024 RRSU Award, and the Year 3 hurdle and Year 3 Cumulative hurdle was achieved for the 2023 RRSU Award, resulting in the issuance to Mr. Collins of 6,244 net settled shares of Common Stock, including a portion related to cash dividends.

NEO Compensation At Risk. For Fiscal 2026, over 80% and 88% of all cash and equity incentive compensation, respectively, for our NEOs was variable and at risk, where the amount of compensation depends on the achievement of performance metrics in addition to the Company’s stock price performance.

CEO	OTHER NEOS (AVERAGE)

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COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed with management the preceding Executive Compensation Discussion and Analysis as required by Item 402(b) of Regulation S-K. Based on such review and discussion, the Compensation Committee recommended to the Board of Directors that it be included in this Proxy Statement and incorporated by reference into our Annual Report on Form 10-K for the year ended January 31, 2026. The foregoing report has been furnished on behalf of the Board of Directors by the undersigned members of the Compensation Committee.

Submitted by the Compensation Committee of the Board of Directors:

James W. Quinn (Chairman, Compensation Committee)
Cynthia A. Flanders (Member, Compensation Committee)
William F. Leimkuhler (Member, Compensation Committee)

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COMPENSATION TABLES

Summary Compensation Table

For Fiscal 2026, we are reporting compensation for the NEOs identified below, who include the Company’s CEO, the Company’s CFO, and the Chief Executive Officer of Gemma. The following table sets forth the total amount of compensation paid to or earned by these NEOs for the fiscal years ended January 31, 2026, 2025 and 2024.

	Fiscal				Stock	Non-equity
	Year Ended	Salary	Bonus	Stock	Option	Incentive Plan	All Other	Total
Named Executive Officer	January 31,	Earned	Earned	Awards(1)	Awards(1)	Compensation(2)	Compensation(3)	Compensation
David H. Watson	2026	$500,000	$500,000	$1,547,260	$86,500	$–	$34,338	$2,668,098
President and Chief Executive	2025	437,500	675,000	1,073,705	41,670	–	31,383	2,259,258
Officer	2024	400,000	575,000	845,569	40,600	–	6,012	1,867,181
Joshua S. Baugher(4)	2026	$250,000	$250,000	$773,630	$43,250	$–	$34,338	$1,351,218
Senior Vice President, Chief	2025	218,750	225,000	183,660	20,835	–	30,463	678,708
Financial Officer and Treasurer
Charles E. Collins IV	2026	$794,360	$1,500,000	$735,020	$43,250	$4,000,000	$305,208	$7,377,838
Chief Executive Officer, Gemma	2025	647,788	450,000	482,696	20,835	3,050,000	62,085	4,713,404
	2024	481,410	350,000	400,013	20,300	1,150,000	46,000	2,447,723

(1)	Amounts represent the aggregate award-date fair values computed for financial reporting purposes reflecting the assumptions discussed in the section “Share-Based Payments” of Note 1 – Description of the Business and Basis of Presentation of our consolidated financial statements that are included in Item 8 of our Annual Report on Form 10-K for the year ended January 31, 2026.
(2)	Amounts represent cash earned by Mr. Collins, determined pursuant to the incentive compensation terms of his employment agreement.
(3)	Amounts represent matching and profit-sharing contributions made pursuant to the applicable Company’s 401(k) plan paid on behalf of each NEO along with other de minimis perquisites not required to be separately identified. For Mr. Collins, amounts also include term life insurance premiums, car allowance payments, and Company contributions made to a nonqualified deferred compensation plan.
(4)	On September 16, 2024, Mr. Baugher was appointed CFO.

Summary of Employment Agreements

David H. Watson. Effective September 16, 2024, the Company entered into a new employment agreement with Mr. Watson as President and Chief Executive Officer for a renewal term ending September 15, 2027. Mr. Watson’s employment will automatically renew for successive one-year periods unless the Company or Mr. Watson provides advance written notice of its or his election not to renew, in accordance with the terms of the agreement. The agreement provides for an annual base salary of $500,000. This new agreement replaced the employment agreement between the Company and Mr. Watson dated August 16, 2022.

The agreement also provides for an annual target cash bonus payment equal to 100% of base salary, subject to the satisfaction of reasonable performance criteria as shall be established for such year and at the discretion of our Board of Directors. During the term of the agreement, Mr. Watson shall be eligible to participate in any stock, incentive and similar plans established by the Company from time to time. The independent members of the Board have awarded non-qualified stock options, PRSUs, EPRSUs, and TRSUs to Mr. Watson, as discussed in the “Executive Compensation Discussion and Analysis” section of this Proxy Statement.

In the event that Mr. Watson is terminated by the Company at its convenience or by him for good reason (as defined in his agreement), then he shall be entitled to (i) continue to receive his salary for the duration of twelve (12) months, and (ii) continue to participate in our benefit plans and programs (other than the applicable 401(k) plan and any other qualified retirement plan(s)) for a period of twelve (12) months or, in the case of the Company’s health plan(s), until Mr. Watson becomes eligible for health insurance from another source other than Medicare.

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COMPENSATION TABLES

Mr. Watson is subject to certain confidentiality provisions under his employment agreement and, during the term of his employment and for two years thereafter, he is subject to certain non-solicitation and not-to-compete covenants as more fully described in the employment agreement.

In the event of a “change in control,” as defined in Mr. Watson’s employment agreement, and Mr. Watson incurs a termination on or within twenty-four (24) months following the date of such change in control, the Company shall pay to Mr. Watson a single lump sum payment in an amount equal to twelve (12) times his monthly salary.

Joshua S. Baugher. Effective September 16, 2024, the Company entered into an employment agreement with Mr. Baugher as Senior Vice President, Chief Financial Officer, and Treasurer for an initial term of two years. Mr. Baugher’s employment will automatically renew for successive one-year periods unless the Company or Mr. Baugher provides advance written notice of its or his election not to renew, in accordance with the terms of the agreement. The agreement provides for an annual base salary of $250,000.

The agreement also provides for an annual target cash bonus payment equal to 75% of base salary, subject to the satisfaction of reasonable performance criteria as shall be established for such year and at the discretion of our Board of Directors. During the term of the agreement, Mr. Baugher shall be eligible to participate in any stock, incentive and similar plans established by the Company from time to time. The independent members of the Board have awarded non-qualified stock options, PRSUs, EPRSUs, and TRSUs to Mr. Baugher, as discussed in the “Executive Compensation Discussion and Analysis” section of this Proxy Statement.

In the event that Mr. Baugher is terminated by the Company at its convenience or by him for good reason (as defined in his agreement), then he shall be entitled to (i) continue to receive his salary for the duration of six (6) months, and (ii) continue to participate in our benefit plans and programs (other than the applicable 401(k) plan and any other qualified retirement plan(s)) for a period of six months or, in the case of the Company’s health plan(s), until Mr. Baugher becomes eligible for health insurance from another source other than Medicare.

Mr. Baugher is subject to certain confidentiality provisions under his employment agreement and, during the term of his employment and for two years thereafter, he is subject to certain non-solicitation and not-to-compete covenants as more fully described in the employment agreement.

In the event of a “change in control,” as defined in Mr. Baugher’s employment agreement, and Mr. Baugher incurs a termination on or within twelve (12) months following the date of such change in control, the Company shall pay to Mr. Baugher a single lump sum payment in an amount equal to six (6) times his monthly salary.

Charles E. Collins IV. Effective September 16, 2024, Gemma entered into an employment agreement with Mr. Collins as Chief Executive Officer of Gemma Power Systems, LLC for a renewal term ending September 15, 2027. Mr. Collins’ employment will automatically renew for successive one-year periods unless the Company or Mr. Collins provides advance written notice of its or his election not to renew, in accordance with the terms of the agreement. The agreement provides for an annual base salary of $650,000 through May 31, 2025. Beginning June 1, 2025, Mr. Collins will receive an annual base salary of $780,000 for the remainder of the term of the agreement. This new agreement replaced the employment agreement between the Company and Mr. Collins dated November 15, 2019.

During the term of the agreement, Mr. Collins shall be eligible to participate in any stock, incentive and similar plans established by the Company from time to time. The independent members of the Board have awarded non-qualified stock options, PRSUs, RRSUs, EPRSUs, and TRSUs to Mr. Collins, as discussed in the “Executive Compensation Discussion and Analysis” section of this Proxy Statement.

In addition, Mr. Collins is entitled to earn performance-based cash compensation based on the attainment of one or more performance goals for the applicable year. The criteria and formulas used in the annual determination of performance-based compensation awards are set forth in the employment agreement.

In the event that Mr. Collins is terminated by the Company at its convenience or by him for good reason (as defined in his employment agreement), then he shall be entitled to (i) continue to receive his salary for the duration of twelve (12) months, (ii) receive a pro-rata share of any performance-based compensation determined (based on audited financial results) at the end of the fiscal year in which the termination occurs, and (iii) continue to participate in certain health and benefit plans and programs for a period of twelve (12) months, subject to certain conditions.

Argan, Inc.   |   43

COMPENSATION TABLES

Mr. Collins is subject to certain confidentiality provisions under his employment agreement and, during the term of his employment and for two years thereafter, he is subject to certain non-solicitation and not-to-compete covenants as more fully described in the employment agreement.

In the event of a “change in control,” as defined in Mr. Collins’ employment agreement, and Mr. Collins incurs a termination on or within twenty-four (24) months following the date of such change in control, the Company shall pay to Mr. Collins a single lump sum payment in an amount equal to twelve (12) times his monthly salary.

Grants of Plan-Based Awards

The awards presented in the table immediately below represent restricted stock units and NQSOs that were granted under our Argan, Inc. 2020 Stock Plan to the NEOs during Fiscal 2026. The Compensation Committee administers our 2020 Stock Plan. The material terms of the EPRSUs, PRSUs, RRSUs, TRSUs, and NQSOs awarded to our NEOs are described under “Executive Compensation Discussion and Analysis” section of this Proxy Statement.

			Estimated Future Payouts under			All Other	All Other	Exercise	Grant Date Fair
			Equity Incentive Plan Awards(2)			Stock	Option	Price/	Value of Stock and
		Grant	Threshold(3)	Target(4)	Maximum(5)	Awards	Awards	Share	Option Awards(6)
Named Executive Officer	Award	Date(1)	(#)	(#)	(#)	(#)	(#)	($)	($)
David H. Watson	EPRSU	4/16/2025	–	7,500	15,000	–	–	$–	$557,700
	PRSU	4/16/2025	–	3,000	6,000	–	–	–	394,680
	TRSU	4/16/2025	–	–	–	4,000	–	–	594,880
	NQSO	4/16/2025	–	–	–	–	2,000	148.72	86,500

Joshua S. Baugher	EPRSU	4/16/2025	–	3,750	7,500	–	–	$–	$278,850
	PRSU	4/16/2025	–	1,500	3,000	–	–	–	197,340
	TRSU	4/16/2025	–	–	–	2,000	–	–	297,440
	NQSO	4/16/2025	–	–	–	–	1,000	148.72	43,250

Charles E. Collins IV	EPRSU	4/16/2025	–	3,000	6,000	–	–	$–	$223,080
	PRSU	4/16/2025	–	500	1,000	–	–	–	65,780
	RRSU	4/16/2025	–	2,500	2,500	–	–	–	148,720
	TRSU	4/16/2025	–	–	–	2,000	–	–	297,440
	NQSO	4/16/2025	–	–	–	–	1,000	148.72	43,250

(1)	The grant date represents the date on which the independent members of the Board of Directors awarded the restricted stock units and stock options.
(2)	These columns represent the threshold, target, and maximum shares for the performance-based restricted stock unit awards that were granted during Fiscal 2026. These include EPRSUs, PRSUs, and RRSUs.
(3)	For the EPRSU awards, if the sum of our diluted EPS over the three-year performance period does not achieve 7.5% growth, the executive does not earn any shares of our Common Stock. For the PRSU awards, if our stock price performance over the three-year measurement period is not ranked among the top seven of the thirteen peer group companies (including us), the executive does not earn any shares of our Common Stock. For the RRSU awards, if RUPO hurdle amounts are not achieved for separate periods of time as defined in each award, the executive does not earn any shares of our Common Stock.
(4)	For the EPRSU awards, the target number of shares of Common Stock, before adjustment for cash dividends, is earned by the executive if the sum of our diluted EPS over the three-year performance period grows by 20%–25%. For the PRSU awards, the target number of shares of Common Stock, before adjustment for cash dividends, is earned by the executive if our stock performance ranks sixth or seventh among the thirteen peer group companies (including us). For the RRSU awards, the target number of shares of Common Stock, before adjustment for cash dividends, that may be earned by the executive is based on the achievement of all the applicable RUPO hurdles.
(5)	For the EPRSU awards, the maximum number of shares of Common Stock, before adjustment for cash dividends, is earned by the executive if the sum of our diluted EPS over the three-year performance period exceeds 40% growth. For the PRSU awards, the maximum number of shares of Common Stock, before adjustment for cash dividends, is earned by the executive if our stock performance ranks in the top four among the thirteen peer companies (including us). For the RRSU awards, the maximum number of shares of Common Stock, before adjustment for cash dividends, that may be earned by the executive is based on the achievement of all the applicable RUPO hurdles.
(6)	Each amount represents the fair value of the corresponding restricted stock units and stock options on the date of grant as computed for financial reporting purposes, reflecting the assumptions discussed in the “Share-Based Payments” section

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COMPENSATION TABLES

of Note 1 – Description of the Business and Basis of Presentation of our consolidated financial statements, which is included in Item 8 of our Annual Report on Form 10-K for Fiscal 2026.

Stock Options Exercised and Stock Vested

This table provides information on an aggregate basis about NQSOs that were exercised during Fiscal 2026 and shares of Common Stock, including additional shares related to cash dividends, that were earned and issued pursuant to restricted stock units during Fiscal 2026 for each of the NEOs.

	Option Awards		Stock Awards
	Number of Shares	Value Realized	Number of Shares	Value Realized
Named Executive Officer	Acquired on Exercise(1)	on Exercise	Acquired on Vesting(1)(2)	on Vesting
David H. Watson	7,668	$1,551,567	32,508	$4,745,945
Joshua S. Baugher	–	$–	1,621	$235,591
Charles E. Collins IV	45,265	$10,623,433	16,184	$2,363,310
(1)	A portion of these shares reported was withheld by the Company to satisfy exercise price and/or tax withholding obligations.
(2)	The number of shares acquired on vesting presented in this table includes additional shares related to dividends.

Outstanding Equity Awards

The table set forth immediately below presents certain information relating to the EPRSUs held by the NEOs as of January 31, 2026.

	Outstanding EPRSUs
	Number of	Market	Market
Named Executive Officer	Shares(1)	Price/Share(2)	Price(3)
David H. Watson	51,000	$347.11	$17,702,610
Joshua S. Baugher	7,500	$347.11	$2,603,325
Charles E. Collins IV	15,000	$347.11	$5,206,650
(1)	The number of shares presented in this table represents the maximum number of shares that could be earned over the corresponding three-year stock performance measurement period before adjustment for cash dividends. EPRSUs were awarded to Messrs. Watson and Collins on April 16, 2025, April 16, 2024, and April 17, 2023 and awarded to Mr. Baugher on April 16, 2025.
(2)	This price represents the closing per share price of our Common Stock on January 30, 2026, as reported by the NYSE.
(3)	Each amount represents the market value of the maximum number of shares of our Common Stock as of January 31, 2026, that could be earned under the corresponding EPRSU award, before adjustment for cash dividends.

The table set forth immediately below presents certain information relating to the PRSUs held by the NEOs as of January 31, 2026.

	Outstanding PRSUs
	Number of	Market	Market
Named Executive Officer	Shares(1)	Price/Share(2)	Price(3)
David H. Watson	24,000	$347.11	$8,330,640
Joshua S. Baugher	3,000	$347.11	$1,041,330
Charles E. Collins IV	5,000	$347.11	$1,735,550

(1)	The number of shares presented in this table represents the maximum number of shares that could be earned over the corresponding three-year stock price performance measurement period before adjustment for cash dividends. PRSUs were awarded to Messrs. Watson and Collins on April 16, 2025, April 16, 2024, and April 17, 2023 and awarded to Mr. Baugher on April 16, 2025.
(2)	This price represents the closing per share price of our Common Stock on January 30, 2026, as reported by the NYSE.
(3)	Each amount represents the market value of the maximum number of shares of our Common Stock as of January 31, 2026, that could be earned under the corresponding PRSU award, before adjustment for cash dividends.

Argan, Inc.   |   45

COMPENSATION TABLES

The table set forth immediately below presents certain information relating to the RRSUs held by Mr. Collins as of January 31, 2026. None of the other NEOs have been awarded RRSUs.

	Outstanding RRSUs
	Number of	Market	Market
Named Executive Officer	Shares(1)	Price/Share(2)	Price(3)
Charles E. Collins IV	11,000	$347.11	$3,818,210

(1)	The number of shares presented in this table represents the maximum remaining number of shares that could be earned over the corresponding three-year term, before adjustment for cash dividends and as adjusted for shares of Common Stock forfeited, if any, as of January 31, 2026, for the failure of renewable project bookings to meet certain defined RUPO hurdles. RRSUs were awarded to Mr. Collins on April 16, 2025, April 16, 2024, and April 17, 2023.
(2)	This price represents the closing per share price of our Common Stock on January 30, 2026, as reported by the NYSE.
(3)	Each amount represents the market value of the maximum number of shares of our Common Stock as of January 31, 2026, that could be earned under the RRSU award, before adjustment for cash dividends.

The table set forth immediately below presents certain information relating to the TRSUs held by the NEOs as of January 31, 2026.

	Outstanding TRSUs
	Number of	Market	Market
Named Executive Officer	Shares(1)	Price/Share(2)	Price(3)
David H. Watson	14,667	$347.11	$5,091,062
Joshua S. Baugher	4,584	$347.11	$1,591,152
Charles E. Collins IV	6,333	$347.11	$2,198,248

(1)	The number of shares presented in this table represents the total number of shares scheduled to vest, before adjustment for cash dividends, over a three-year period. TRSUs were awarded to Messrs. Watson, Baugher, and Collins on April 16, 2025, April 16, 2024, and April 17, 2023.
(2)	This price represents the closing per share price of our Common Stock on January 30, 2026, as reported by the NYSE.
(3)	Each amount represents the market value of the total number of shares of our Common Stock as of January 31, 2026, that are scheduled to vest over a three-year period, before adjustment for cash dividends.

The table immediately below sets forth certain information concerning exercisable and unexercisable options to purchase shares of Common Stock that were held by our NEOs as of January 31, 2026.

	Number of Securities Underlying
	Unexercised Stock Options		Exercise	Expiration
Named Executive Officer	Exercisable	Unexercisable	Price/Share	Date
David H. Watson	–	1,666	$39.47	4/17/2033
	–	2,000	61.22	4/16/2034
	–	2,000	148.72	4/16/2035

Joshua S. Baugher	500	1,000	$61.22	4/16/2034
	–	1,000	148.72	4/16/2035

Charles E. Collins IV	5,235	–	$33.81	4/16/2030
	5,000	–	36.78	4/18/2032
	1,666	834	39.47	4/17/2033
	–	1,000	61.22	4/16/2034
	–	1,000	148.72	4/16/2035

None of the stock options presented in the table above have been repriced or otherwise materially modified. The 2020 Stock Plan does not permit repricing nor does it allow the cancellation of existing stock options in connection with the award of new stock options.

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COMPENSATION TABLES

Non-Qualified Deferred Compensation Plan

Key Employee Plan. The nonqualified deferred compensation plan for key employees of Gemma was approved by the Board on April 6, 2017, with the objective of keeping the management team of Gemma in place for the long term. The unfunded, cash-based plan, as amended, has six or seven-year vesting periods. Based on the performance of each key employee, a dollar amount may be set aside each year for each key employee in the deferred compensation plan.

For awards made on or after January 31, 2021 and pursuant to an amendment to the plan, 50% of each annually awarded amount vests on the fourth anniversary of the date of award and 25% of the awarded amount will vest on the fifth and sixth anniversary dates, respectively. For awards made prior to January 1, 2021, 50% of each annually awarded amount vests on the fifth anniversary of the date of award and 25% of the awarded amount will vest on the sixth and seventh anniversary dates, respectively. Except in the event of disability or death, vesting is dependent on continuous employment with Gemma up to the applicable vesting date.

The balances presented below for Mr. Collins relate to his participation in the plan prior to becoming a NEO. None of our other NEOs is a participant in the plan.

Deferred Income Plan. The plan is a nonqualified and unfunded deferred compensation program offered to a select group of management at Gemma, including Mr. Collins, that was approved by the Board on September 9, 2025. None of our other NEOs is a participant in the plan. Eligible participants may elect to defer a specified percentage or dollar amount of their compensation, including base salary and incentive compensation. The Company may make discretionary employer credits to participant accounts, subject to vesting schedules established by the Company at the time of any such credit.

The Company retains full use of all deferred amounts until distribution is required. Participant accounts are credited or debited with deemed investment gains or losses based on investment funds selected by each participant. The Company does not guarantee any rate of return, and participant accounts may appreciate or depreciate depending on the performance of their deemed investment elections. None of the deemed investment choices provide above-market or preferential rates of return. Participants may schedule an in-service distribution or elect to receive their balance following separation from service, in accordance with Section 409A of the IRC as applicable.

					Aggregate
		Executive	Registrant	Aggregate	Withdrawals/	Balance at
Named Executive Officer	Plan	Contributions(1)	Contributions(2)	Earnings(3)	Distributions	January 31, 2026(4)
Charles E. Collins IV	Key Employee Plan	$–	$–	$–	$87,500	$37,500
Charles E. Collins IV	Deferred Income Plan	$66,650	$200,000	$3,805	$–	$270,455

(1)	Reflects the portion of Mr. Collins base salary for Fiscal 2026 deferred and contributed to the Deferred Income Plan. This amount is included in the Summary Compensation Table (“SCT”) for Fiscal 2026.
(2)	Reflects contributions made by Gemma to the Deferred Income Plan on behalf of Mr. Collins. This amount is included in “All Other Compensation” of the SCT for Fiscal 2026.
(3)	Reflects deemed investment earnings or losses from voluntary deferrals and Company contributions, as applicable. The Deferred Income Plan does not guarantee a return on deferred amounts. This amount is not reported in the 2025 Summary Compensation Table because the plan does not provide for above-market or preferential earnings.
(4)	The Key Employee Plan balance for Mr. Collins reflects $37,500 that was reported as compensation in the SCT in prior years.

Argan, Inc.   |   47

COMPENSATION TABLES

Potential Payments upon Termination

The terms of the employment agreements with our NEOs provide that we pay certain severance benefits in the event that one of them is terminated by us other than for “cause” as that term is defined in each applicable agreement.

The following table presents amounts payable to the executives considered NEOs for Fiscal 2026 based on the assumption that the executives are terminated without cause on January 31, 2026. The section entitled “Summary of Employment Agreements” includes descriptions of the payments which shall be made to the respective executive upon a change in control.

	Base		Cash Incentive		Health Care
Named Executive Officer	Salary		Payments		Benefits/Other		Totals
David H. Watson	$500,000	(1)	$500,000	(2)	$49,389	(1)	$1,049,389
Joshua S. Baugher	125,000	(3)	250,000	(2)	24,559	(3)	399,559
Charles E. Collins IV	930,000	(1)	5,500,000	(4)	71,810	(1)	6,501,810

(1)	Amounts represent the continuation of salary and benefits payments, respectively, for twelve months.
(2)	Amounts represent the cash bonus amounts awarded for Fiscal 2026 but paid after January 31, 2026.
(3)	Amounts represent the continuation of salary and benefits payments, respectively, for six months.
(4)	Amount represents the total of the non-equity incentive cash compensation earned and the cash bonus amount awarded for Fiscal 2026 but paid after January 31, 2026.

48   |   2026 Proxy

Pay Ratio

Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”) and Item 402(a) of Regulation S-K promulgated by the SEC thereunder requires us to disclose the median of the total compensation of all employees, excluding our CEO, and the ratio of the median of the annual total compensation of all employees to the annual total compensation of our CEO.

The annual total compensation of the employee with the median amount of such compensation, among all of our employees who were employed as of December 31, 2025 (other than our CEO), was $100,368 for the period defined below. The annual total compensation for Mr. David Watson, our CEO, was $2,668,098 for Fiscal 2026 as presented in the “Summary Compensation Table.” The ratio of the annual total compensation of our CEO to the annual total compensation of the employee with the median amount of such compensation was 27 to 1.

To identify, and to determine the annual total compensation of the median employees, we used the following methodology:

●	We collected the payroll data of all employees globally, whether employed on a full-time, part-time, temporary or seasonal basis who were hired between January 1 and December 31, 2025.
●	We identified the actual amount of fixed cash compensation paid to each employee from January 1, 2025 through December 31, 2025. We defined fixed cash compensation as any regular payments (such as base salary), overtime pay, and annual fixed allowances that were guaranteed to the employee regardless of performance. We did not make any cost-of-living adjustments to compensation.
●	The employee population used to identify the employee with the median amount of annual total compensation consisted of approximately 2,355 individuals, which excluded employees designated as temporary in our payroll records or employed for 30 days or less.
●	For the remaining employees who did not work the full twelve months, we annualized their fixed cash compensation based on (i) the amount actually paid for the portion of the year they were employed, or (ii) the planned salary amount for any employee who was on a leave of absence.
●	We applied an exchange rate as of December 31, 2025 to convert all foreign currencies into U.S. dollars.

The pay ratio reported above is a reasonable estimate calculated in a manner consistent with SEC rules. Because other companies may have different employee populations and compensation practices, and may utilize different methodologies, exclusions, estimates and assumptions, the pay ratio reported by other companies may not be comparable to the ratio reported above.

Argan, Inc.   |   49

Pay Versus Performance

We assessed our pay-versus-performance alignment pursuant to Item 402(v) of the SEC’s Regulation S-K for the five years ended January 31, 2026, and we have provided the table below, which presents total compensation for our NEOs, compensation actually paid to our NEOs, and certain performance metrics. In this table, total compensation presented for our NEOs is determined by two methods.

First, each total compensation amount agrees with the amount presented above in the SCT for the applicable year. Second, the amount of Compensation Actually Paid (“CAP”) is calculated pursuant to SEC rules and adjusts amounts presented in the SCT by year-over-year changes in the fair value of unvested equity awards that are outstanding at the end of the respective year, that vest during the respective year, or that are forfeited during the respective year.

Also presented for each year are our TSR over the respective period and the TSR for a chosen peer group of the Company. The table also presents the amounts of our annual net income for the five years ended January 31, 2026, as well as our consolidated EBITDA, expressed as percentages of corresponding consolidated revenues, which are financial performance measures that we find most important in determining the compensation for our NEOs.

For further information concerning our philosophy relating to the alignment of compensation for our NEOs with certain performance metrics, refer to the “Executive Compensation Discussion and Analysis” section of this Proxy Statement.

							Value of Initial Fixed $100
					Average	Average	Investment Based On:
	SCT Total	SCT Total	CAP	CAP	SCT Total	CAP		Peer		EBITDA
Fiscal	for CEO	for CEO	to CEO	to CEO	for Other	to Other	Argan, Inc.	Group	Net Income	as a % of
Year	Bosselmann(1)	Watson(2)	Bosselmann(1)	Watson(2)	NEOs(3)	NEOs(3)	TSR(4)	TSR(4)(5)	(in thousands)(6)	Revenues(7)
2026	$ n/a	$2,668,098	$ n/a	$21,887,522	$4,364,528	$9,083,126	$886	$440	$137,774	17.2%
2025	n/a	2,259,258	n/a	10,930,961	1,957,781	4,137,089	347	280	85,459	13.0%
2024	n/a	1,867,181	n/a	1,876,980	1,561,321	1,729,313	111	181	32,358	9.0%
2023	1,911,619	1,398,444	2,158,773	1,596,121	1,888,785	2,162,355	95	161	34,704	10.6%
2022	1,877,163	n/a	1,980,856	n/a	1,631,539	1,559,220	88	125	35,706	10.6%

(1)	Mr. Bosselmann served as Chairman of the Board and CEO for Fiscal 2022 and a portion of Fiscal 2023 and is therefore included as the CEO in the table for each of these years.
(2)	Mr. Watson has served as CEO since August 16, 2022, and is therefore included as CEO for Fiscal 2023, Fiscal 2024, Fiscal 2025, and Fiscal 2026.
(3)	Other NEOs include the following executives and their roles for each year:

Fiscal 2022 – Mr. Watson (Senior Vice President, Chief Financial Officer, Treasurer and Corporate Secretary), Mr.  Collins (Chief Executive Officer, Gemma) and Mr. Trebilcock (President, Gemma).

Fiscal 2023 and Fiscal 2024 – Mr. Deily (Senior Vice President, Chief Financial Officer, Treasurer and Corporate Secretary) and Mr. Collins (Chief Executive Officer, Gemma).

Fiscal 2025 - Mr. Baugher (Senior Vice President, Chief Financial Officer and Treasurer, effective September 16, 2024), Mr. Deily (Senior Vice President, Chief Financial Officer, Treasurer and Corporate Secretary through September 15, 2024) and Mr. Collins (Chief Executive Officer, Gemma).

Fiscal 2026 - Mr. Baugher (Senior Vice President, Chief Financial Officer and Treasurer) and Mr. Collins (Chief Executive Officer, Gemma).

(4)	Cumulative total stockholder return is calculated based on the value of an initial fixed investment of $100 on January 31, 2021, assuming the reinvestment of dividends.
(5)	The peer group used for the calculations of the peer group total stockholder returns is the Dow Jones US Heavy Construction TSM index.
(6)	The amounts in this column represent the amounts of net income presented in our audited consolidated financial statements for the applicable fiscal year.

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PAY VERSUS PERFORMANCE

(7)	As discussed further in the “Executive Compensation Discussion and Analysis” section in this Proxy Statement, we believe that EBITDA, expressed as a percentage of corresponding revenues, is a meaningful performance measure as the percentage reflects our ability to convert dollars of revenues into earnings. Such percentages for each of the five years ended January 31, 2026, are calculated as follows:

	Fiscal	Fiscal	Fiscal	Fiscal	Fiscal
($s in thousands)	2026	2025	2024	2023	2022
Revenues	$944,606	$874,179	$573,333	$455,040	$509,370

Net income, as reported	$137,774	$85,459	$32,358	$34,704	$35,706
Income tax expense	22,735	25,745	16,575	11,296	11,356
Depreciation	1,912	1,905	2,013	2,983	3,367
Amortization of intangible assets	376	391	392	732	870
EBITDA	162,797	113,500	51,338	49,715	51,299
EBITDA of non-controlling interest	-	-	-	1,606	(2,538)
EBITDA attributable to the stockholders of Argan, Inc.	$162,797	$113,500	$51,338	$48,109	$53,837

EBITDA as a percent of revenues	17.2%	13.0%	9.0%	10.6%	10.6%

The two tables below provide reconciliations of the amounts of total compensation that are presented in the SCT for the CEOs and the Other NEOs to the amounts of compensation actually paid that are determined pursuant to SEC rules. As such, the amounts of compensation actually paid that are presented in the tables below are determined by adjusting totals presented in the SCT by year-over-year changes in the fair value of unvested equity awards that are outstanding at the end of the respective year, vest during the respective year, or are forfeited during the respective year.

	Chief Executive Officers
	Fiscal Year Ended January 31,
	2022	2023	2023	2024	2025	2026
	(Bosselmann)(1)	(Bosselmann)(1)	(Watson)(2)	(Watson)	(Watson)	(Watson)
Summary Compensation Table Total	$1,877,163	$1,911,619	$1,398,444	$1,867,181	$2,259,258	$2,668,098
Grant-date fair value of equity awards made during the year, as disclosed in the SCT	(1,425,250)	(949,952)	(759,962)	(886,169)	(1,115,375)	(1,633,760)
Fair value of unvested equity awards made during the year, measured as of year-end	657,043	946,327	757,062	1,014,585	3,351,672	4,094,559
Change in fair value of unvested equity awards granted in prior years, measured as of year-end	(364,221)	95,894	76,714	225,588	6,514,792	16,409,493
Change in fair value of vested equity awards granted in prior years, measured as of the vesting date	1,236,121	319,202	255,317	707	312,763	349,132
Change in fair value of equity awards granted in prior years that forfeited/failed to meet vesting conditions	–	(164,317)	(131,454)	(344,912)	(392,149)	–
Compensation Actually Paid	$1,980,856	$2,158,773	$1,596,121	$1,876,980	$10,930,961	$21,887,522

(1)	Mr. Bosselmann served as CEO for Fiscal 2022 and a portion of 2023 and therefore is included as the CEO in the table for each of those years.
(2)	Mr. Watson has served as CEO since August 16, 2022, and is therefore included as CEO beginning in Fiscal 2023.

	Other Named Executive Officers Average
	Fiscal Year Ended January 31,

	2022(1)	2023(2)	2024(2)	2025(3)	2026(4)
Summary Compensation Table Total	$1,631,539	$1,888,785	$1,561,321	$1,957,781	$4,364,528
Grant-date fair value of equity awards made during the year, as disclosed in the SCT	(685,267)	(614,704)	(244,975)	(236,009)	(797,575)
Fair value of unvested equity awards made during the year, measured as of year-end	382,871	800,822	351,285	791,008	1,863,378
Change in fair value of unvested equity awards granted in prior years, measured as of year-end	(137,659)	57,748	99,404	1,558,611	3,552,989
Change in fair value of vested equity awards granted in prior years, measured as of the vesting date	367,736	114,006	11,016	123,099	99,806
Change in fair value of equity awards granted in prior years that forfeited/failed to meet vesting conditions	–	(84,302)	(48,738)	(57,401)	–
Compensation Actually Paid	$1,559,220	$2,162,355	$1,729,313	$4,137,089	$9,083,126
(1)	NEOs and their respective roles for Fiscal 2022: Mr. Watson (Senior Vice President, Chief Financial Officer, Treasurer and Corporate Secretary), Mr. Collins (Chief Executive Officer, Gemma) and Mr. Trebilcock (President, Gemma).
(2)	NEOs and their respective roles for Fiscal 2023 and Fiscal 2024: Mr. Deily (Senior Vice President, Chief Financial Officer, Treasurer and Corporate Secretary) and Mr. Collins (Chief Executive Officer, Gemma).

Argan, Inc.   |   51

PAY VERSUS PERFORMANCE

(3)	NEOs and their respective roles for Fiscal 2025: Mr. Baugher (Senior Vice President, Chief Financial Officer and Treasurer, effective September 16, 2024), Mr. Deily (Senior Vice President, Chief Financial Officer, Treasurer and Corporate Secretary through September 15, 2024) and Mr. Collins (Chief Executive Officer, Gemma).
(4)	NEOs and their respective roles for Fiscal 2026: Mr. Baugher (Senior Vice President, Chief Financial Officer and Treasurer) and Mr. Collins (Chief Executive Officer, Gemma).

As described further in the “Executive Compensation Discussion and Analysis” section of this Proxy Statement, our executive compensation is assessed using a variety of quantitative and qualitative factors. The list below presents the financial performance measures that are included for the most important factors in the determination of NEO compensation.

●	EBITDA
●	EBITDA, expressed as a percent of revenues
●	Selling, general and administrative expenses, expressed as a percent of revenues
●	Return on equity
●	Project backlog

We believe that EBITDA is a meaningful presentation that enables us to assess our operating performance by removing from our operating results the impacts of our capital structure, the effects of the accounting methods used to compute depreciation and amortization and the effects of operating in different income tax jurisdictions. Further, we believe that EBITDA is widely used by investors and analysts as a measure of performance. In general, EBITDA, expressed as a percent of revenues, reflects our ability to convert revenue dollars into earnings, which is primarily driven by maintaining strong gross margins. Likewise, SG&A, expressed as a percent of revenues, is a meaningful measure of the effectiveness of our cost containment efforts. The return on equity metric measures our profitability based on the amount of dollars invested. Our reported amount of project backlog at a point in time represents the success of our business development efforts, as it measures the total value of projects awarded to us that we consider to be firm less the amount of revenues recognized to date related to the corresponding projects.

Net income increased 286% from $35.7 million in Fiscal 2022 to a record $137.8 million in Fiscal 2026. EBITDA grew 202% from $53.8 million in Fiscal 2022 to a record $162.8 million in Fiscal 2026, with EBITDA margin expanding from 10.6% of revenues in Fiscal 2022 to 17.2% in Fiscal 2026.

As presented in the table above, our cumulative TSR over the five-year period ending in Fiscal 2026 was approximately 886%, with the majority of returns driven by our strong stock performance in Fiscal 2026 and Fiscal 2025. Our cumulative TSR outpaced that of our peer group, which was approximately 440 % over the same five-year period. The CAP for our CEOs and other NEOs fluctuated over the same five-year time period based substantially on the timing of vesting associated with stock unit awards. In Fiscal 2026 and Fiscal 2025, however, CAP for our CEOs and NEOs aligned closely with our stock price and annual financial performance, as several performance-based stock awards vested in accordance with the achievement of applicable performance objectives of those stock-based awards.

52   |   2026 Proxy

PROPOSAL NO. 3 –
RATIFICATION OF THE APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

THE BOARD RECOMMENDS A VOTE “FOR” RATIFICATION OF THE APPOINTMENT OF GRANT THORNTON LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS FOR FISCAL 2027

The Audit Committee of our Board of Directors has selected Grant Thornton LLP (“Grant Thornton”) as the independent registered public accountants for the performance of the audits of our consolidated financial statements and our system of internal control over financial reporting for our fiscal year ending January 31, 2027.

Our stockholders are being asked to ratify the Audit Committee’s selection. Grant Thornton has served as our independent registered public accountants since 2006. A representative of Grant Thornton is expected to be present at the Annual Meeting and to be available to respond to appropriate questions. Although Grant Thornton has indicated that no statement will be made, the firm will be provided the opportunity to make a statement.

Audit Firm Independence

The Audit Committee is directly responsible for the appointment, compensation, retention and oversight of the independent registered public accountants and evaluates their selection each year. In addition, to promote continuing auditor independence, the Audit Committee considers the independence of Grant Thornton at least annually. Based on its most recent evaluation, including the firm’s past performance and an assessment of the firm’s qualifications and resources, the Audit Committee believes that the continued retention of Grant Thornton to serve as our independent registered public accountants is in the best interests of the Company and its stockholders.

Audit Committee Pre-Approval Policies and Procedures

The Audit Committee has established a policy requiring the pre-approval of all audit and non-audit services to be performed by our independent registered public accountants, who may not render any audit or non-audit service unless the service is approved in advance by the Audit Committee pursuant to its pre-approval policy. The Audit Committee has delegated to its chairman the authority to pre-approve certain services. The chairman must report any pre-approval pursuant to such delegation of authority to the other members of the Audit Committee at its next scheduled meeting at which time the Audit Committee is then asked to approve and ratify the pre-approved service. The Audit Committee followed these guidelines in approving all services rendered by our independent registered public accountants during Fiscal 2026 and Fiscal 2025.

Fees

The following table below presents the amounts of fees billed to us by Grant Thornton for professional services rendered during and related to Fiscal 2026 and Fiscal 2025.

	2026	2025
Audit Fees	$1,782,284	$1,501,619
Audit-Related Fees	–	–
Tax Fees	–	–
All Other Fees	–	–
Total Fees	$1,782,284	$1,501,619

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PROPOSAL NO. 3 — RATIFICATION OF THE APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

Audit Fees. This category consists of fees billed for professional services rendered for annual audits of our consolidated financial statements; for statutory audits of the separate financial statements of foreign subsidiaries; for reviews of quarterly condensed consolidated financial statements; and for the review of current reports and other documents filed with the SEC. Audit fees also include the costs associated with Grant Thornton’s audit of the effectiveness of our internal control over financial reporting.

Audit-Related Fees. This category includes fees billed for services provided by Grant Thornton related to consultations on accounting and reporting matters and to due diligence procedures performed during the investigations of potential acquisitions. No such fees were incurred during Fiscal 2026 or Fiscal 2025.

Tax Fees. This category consists of fees billed for professional tax services provided in the areas of compliance, research and development credits, research and planning. No such fees were incurred during Fiscal 2026 or Fiscal 2025.

All Other Fees. This category includes fees for other miscellaneous items. No such fees were incurred during Fiscal 2026 or Fiscal 2025.

54   |   2026 Proxy

AUDIT COMMITTEE REPORT

The Board of Directors determined that the members of the Audit Committee satisfy the independence and other requirements of the NYSE and the applicable rules of the SEC. The Board also determined that at least one member of the Audit Committee, Mr. Jeffrey, is an “audit committee financial expert” as that term is defined in Item 407 of the SEC’s Regulation S-K.

The Audit Committee of our Board operates pursuant to a written charter. A copy can be found at www.arganinc.com. Additional information regarding the members of the Audit Committee and the Audit Committee’s roles and responsibilities is described in the “Corporate Governance” section in this Proxy Statement.

The following is a report on the Audit Committee’s activities for Fiscal 2026.

Audit of Financial Statements. The Audit Committee reviewed and discussed the Company’s unaudited condensed consolidated financial statements for the fiscal quarters ended April 30, July 31 and October 31, 2025, and the Company’s audited consolidated financial statements as of January 31, 2026, and for the year then ended with the management of the Company and with the engagement personnel of Grant Thornton, the Company’s independent registered public accountants. During the year, Grant Thornton also made a presentation to the Audit Committee that outlined the firm’s audit timeline and planned procedures based on its assessments of the significant financial statement and fraud risks.

The audit report issued by Grant Thornton relating to the Company’s consolidated financial statements as of January 31, 2026, and for the year then ended, including a discussion of one critical audit matter, expressed an unqualified opinion thereon.

The scope of the audit procedures performed by Grant Thornton for the year ended January 31, 2026 also included observations and tests of evidence with results sufficient for the accounting firm to report that the Company maintained, in all material respects, effective internal control over financial reporting as of January 31, 2026.

Review of Other Matters with the Independent Registered Public Accountants. The Audit Committee has also discussed with Grant Thornton the matters required to be communicated to the Company pursuant to applicable regulations of the Public Company Accounting Oversight Board (United States). The Audit Committee has received from Grant Thornton the written disclosures and the letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and has discussed with Grant Thornton matters relating to the firm’s independence from the Company. There have not been any matters brought to the attention of the Audit Committee which caused the Audit Committee to conclude that Grant Thornton is not independent.

The Audit Committee has also received from Grant Thornton the written communication required by the corporate governance rules of the NYSE that describes the firm’s quality control policies and procedures including its audit performance and independence monitoring systems. This communication also provides disclosure of material issues raised by inquiry or investigation by government or professional authorities over the last five years.

Recommendation that Financial Statements be Included in the Annual Report. Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements described above be included in the Company’s Annual Report on Form 10-K for the fiscal year ended January 31, 2026 for filing with the SEC.

Submitted by the Audit Committee of the Board of Directors:

John R. Jeffrey, Jr. (Chairman, Audit Committee)
Peter W. Getsinger (Member, Audit Committee)
Karen A. Sweeney (Member, Audit Committee)

Argan, Inc.   |   55

COMPLIANCE UNDER SECTION 16(a) OF THE SECURITIES EXCHANGE ACT OF 1934

Section 16(a) of the Exchange Act and related regulations require the Company’s Directors, certain officers, and any persons holding more than 10% of our Common Stock to file reports with the Securities and Exchange Commission regarding their ownership of, and changes in ownership of, such securities on Forms 3, 4, and 5.

Based solely on a review of the reports filed for fiscal year 2026 and related written representations from reporting persons, we believe that all Section 16(a) reports were filed on a timely basis, except that Messrs. Griffin, Getsinger, and Baugher and Mses. Alexander and Sweeney each had one or more late filings during the fiscal year. Specifically, Mr. Griffin filed one late Form 4 reporting one transaction; Ms. Alexander filed one late Form 3 and one late Form 4 each reporting one transaction; Ms. Sweeney filed one late Form 4 reporting one transaction; Mr. Getsinger filed one late Form 4 reporting one transaction; and Mr. Baugher filed one late Form 3 and one late Form 4 reporting two transactions. All such reports have since been filed.

STOCKHOLDER PROPOSALS FOR OUR 2027 ANNUAL MEETING

Proposals for a regularly scheduled annual meeting of stockholders must be received at our principal executive offices not less than 120 calendar days before the anniversary of the release date of the prior year’s annual meeting proxy statement. Therefore, the deadline for submissions related to our 2027 Annual Meeting is December 31, 2026. A stockholder’s submission to the Corporate Secretary must set forth, as to each matter the stockholder proposes to bring before our 2027 Annual Meeting, the information required by Rule 14a-8(e) of the Exchange Act.

OTHER BUSINESS

We know of no other matters to be submitted to the Annual Meeting. If any other matters properly come before the Annual Meeting, it is our intention to vote all shares represented by proxy as the Board of Directors may recommend.

56   |   2026 Proxy

QUESTIONS AND ANSWERS ABOUT THE MEETING

DATE & TIME	PLACE	WHO
Wednesday, June 10, 2026, at 11:00 a.m., local time	4075 Wilson Boulevard 2nd Floor Conference Center Arlington, VA 22203	Stockholders of record at the close of business on April 16, 2026

How may I access my Proxy Materials online?

As permitted by rules of the SEC, we are making our proxy materials available to our stockholders primarily via the Internet, rather than by mailing printed copies of these materials to each stockholder. We believe that this electronic delivery method expedites the delivery of proxy materials and the tabulation of votes, lowers the costs of the Annual Meeting and conserves paper.

On or about April 30, 2026, we will begin mailing to each stockholder (other than those who previously requested electronic delivery of all materials or previously elected to receive a paper copy of the proxy materials) a Notice of Internet Availability of Proxy Materials (the “Notice”). The Notice includes instructions for stockholders to follow in accessing and reviewing the proxy materials on the Internet, including the Proxy Statement and the Annual Report, and for accessing an electronic proxy card to vote on the Internet. Even if you receive a Notice by mail, you will not receive a printed copy of the proxy materials unless you request that the materials be mailed to you. If you receive a Notice by mail and would like to obtain a printed copy of our proxy materials, please follow the corresponding instructions for requesting them that are included in the Notice.

If the shares you own are held in “street name” by a banking or brokerage firm, that firm should provide you with a Notice. Please follow the instructions on that Notice to access our proxy materials and to vote online, or to request a paper copy of our proxy materials. If you receive our proxy materials in paper form, the materials should include a voting card that you should use to instruct your broker, bank or other holder of record how to vote your shares.

Who is entitled to vote?

Each stockholder is entitled to one vote for each share of Common Stock that the stockholder owned as of  the close of business on April 16, 2026 with respect to all matters presented at the Annual Meeting. Stockholders do not have the right to cumulate their votes for the election of directors.

What is the record date?

Only stockholders of record at the close of business on April 16, 2026 (the “Record Date”) are entitled to notice of and to vote at the Annual Meeting and at any adjournment or postponement thereof. For information regarding holders of more than 5% of the outstanding Common Stock, see the “Principal Stockholders” chart included herein.

How many outstanding shares are there and what is the Company's stock price?

At the close of business on the Record Date, April 16, 2026, there were 13,960,465 shares of Common Stock outstanding. The closing price of our Common Stock on the Record Date, as reported by the NYSE, was $601.83 per share.

How may I access the list of Company stockholders?

A list of the Company’s registered stockholders as of the Record Date will be available for inspection at the Company’s corporate headquarters, located at 4075 Wilson Boulevard, Suite 440, Arlington, Virginia 22203, during normal business hours during the ten-day period immediately prior to the Annual Meeting.

What constitutes a quorum?

A majority of the outstanding shares of Common Stock on the Record Date that are owned by stockholders in attendance at the Annual Meeting or that are represented by proxy will constitute a quorum for the transaction of business at the Annual Meeting.

Argan, Inc.   |   57

QUESTIONS AND ANSWERS ABOUT THE MEETING

What does an abstention mean?

Stockholders may indicate on their proxy cards that they wish to abstain from voting, including broker firms holding customer shares of record that cause abstentions to be recorded. Shares represented by the abstaining parties will be considered present and entitled to vote at the Annual Meeting. These shares will count toward determining whether or not a quorum is present.

What are broker non-votes?

“Broker non-votes” occur when shares held by a broker or bank for a beneficial owner are not voted with respect to a particular proposal because (1) the broker or bank holding shares in street name for the beneficial owner thereof does not receive voting instructions from the beneficial owner, and (2) the broker or bank lacks discretionary authority to vote the shares. Brokers and banks cannot vote on behalf of beneficial owners on "nonroutine” proposals without appropriate voting instructions and discretionary authority.

If a beneficial owner of shares that are held by a broker or bank does not provide a proxy to the holder with voting selections, the broker or bank has authority under rules of the NYSE to vote such shares for or against "routine” matters. If brokers or banks vote shares that are not voted by their beneficial owner customers for or against "routine” proposals, these shares are counted for the purpose of determining the outcome of such "routine” proposals.

The rules of the NYSE do not grant discretionary authority to brokers and banks to vote on the election of directors or on any proposal to approve the compensation of named executive officers. Therefore, if you hold your shares of Common Stock in street name and do not provide voting instructions to your broker or bank, your shares will not be voted on these matters. We urge you to promptly provide voting instructions to your broker or bank to ensure that your shares are voted on these matters. Please follow the guidance set forth in the Notice provided by your broker or bank for instructing them on how to vote your shares.

Voting Rights and Required Votes

The effects of broker non-votes and abstentions (i.e., if you, your broker or your bank mark "ABSTAIN” on a proxy card) on the tabulation of votes for each proposal are described below. Holders of Common Stock are entitled to one vote for each share held as of the Record Date.

The votes required to approve each proposal are as follows:

●	Election of Directors. Directors will be elected by a plurality of the votes by holders of the shares of Common Stock who attend the Annual Meeting in person or are represented at the Annual Meeting by proxy and are entitled to vote on the proposal. This matter is considered to be "non-routine.” Abstentions and broker non-votes will not be counted in determining the number of votes that any director receives.
●	The Say-on-Pay Vote. Approval of this proposal requires the affirmative vote by holders of at least a majority of the shares of Common Stock who attend the Annual Meeting in person or are represented at the Annual Meeting by proxy and are entitled to vote on the proposal. This matter is considered "non-routine.” Abstentions will have the effect of a vote against this proposal. Broker non-votes will not be taken into account in determining the outcome of the vote on this proposal.
●	Ratification of Accountants. Approval of this proposal requires the affirmative vote by holders of at least a majority of the shares of Common Stock who attend the Annual Meeting in person or are represented at the Annual Meeting by proxy and are entitled to vote on the proposal. This matter is considered "routine.” Brokers and banks that do not receive voting instructions from their beneficial owners but that do have discretionary authority to votes such shares, may vote the shares on this matter. Abstentions will have the effect of a vote against this proposal.

Proxies solicited by our Board of Directors will be voted in accordance with the directions given therein. Unless so revoked, the shares represented by such proxies will be voted at the Annual Meeting and all adjournments thereof. Where no instructions are indicated, proxies so received will be voted in accordance with the recommendations of the Board of Directors with respect to the proposals described herein.

Votes cast by proxy or in person at the meeting will be tabulated by the inspector of elections appointed for the Annual Meeting and will be counted as present for purposes of determining whether a quorum is present.

Our currently serving NEOs and the members of our Board of Directors will vote the shares of Common Stock beneficially owned or controlled by them (representing approximately 2.7% of the shares of Common Stock issued and outstanding as of

58   |   2026 Proxy

QUESTIONS AND ANSWERS ABOUT THE MEETING

January 31, 2026, excluding the number of shares relating to stock options deemed exercisable) "FOR” the election to our Board of each of the nine nominees identified in Proposal No. 1, and in favor of Proposals No. 2 and No. 3. Otherwise, they will vote using their discretion.

How are votes counted?

If you complete and return a proxy pursuant to the appropriate instructions, it will be voted in accordance with the specifications made on the proxy card. If no specification is made on a submitted proxy, the shares represented by the proxy will be voted "FOR” the election to the Board of Directors of each of the nine nominees named on the proxy card; "FOR” Proposals No. 2 and No. 3; and otherwise at the discretion of the proxy holders for any other matter that may be properly brought before the Annual Meeting. If you attend the Annual Meeting, you may also vote in person, and any previously submitted votes will be superseded by the vote you cast in person at the Annual Meeting.

When will the meeting adjourn?

If a quorum is not present to transact business at the Annual Meeting, or if we do not receive sufficient votes in favor of the proposals by the date of the Annual Meeting, the persons named as proxies may propose one or more adjournments of the meeting to permit solicitation of proxies. Any adjournment would require the affirmative vote of a majority of the shares present in person or represented by proxy at the Annual Meeting.

Who pays for proxy solicitation?

We will ask that brokers, banks, custodians, nominees and other record holders of our Common Stock provide a Notice to each person for whom they hold shares, make available or mail copies of the proxy cards and other soliciting materials to each such person and request authority for the exercise of proxies. We may reimburse brokers, banks, nominees and other fiduciaries for their reasonable expenses in providing proxy materials to beneficial owners. The other expenses of solicitation, including the costs of printing and mailing proxy materials, will be paid by us. We and/or our agents may solicit proxies by mail, telephone, telegraph, facsimile, e-mail, or in person. We intend to use the proxy solicitation services of MacKenzie Partners, Inc. at an estimated cost to us of $18,500 plus out-of-pocket expenses.

How may I revoke my proxy?

Any person submitting a proxy via the Internet, telephone or mail has the power to revoke it at any time before it is voted. A proxy may be revoked by submitting a properly completed proxy with a later date, by delivering a written notice of revocation to Continental Stock Transfer & Trust Company (our stock transfer agent) at 1 State Street, New York, New York 10004 or to the Corporate Secretary at Argan, Inc., 4075 Wilson Boulevard, Suite 440, Arlington, Virginia 22203, or by attending the Annual Meeting and voting in person.

The mere presence at the Annual Meeting of a stockholder who has previously appointed a proxy will not revoke the appointment. Please note, however, that if shares owed by a stockholder are held of record by a broker, bank or other nominee and that stockholder wishes to vote in person at the meeting, the stockholder must bring to the Annual Meeting a letter from the holder of record confirming the stockholder’s beneficial ownership of the Common Stock and providing the stockholder with a proxy to vote the shares at the Annual Meeting.

Argan, Inc.   |   59

Argan, Inc.

4075 Wilson Boulevard
Suite 440
Arlington, VA 22203
301-315-0027
www.arganinc.com

2026 3. The ratification of the appointment of Grant Thornton LLP as our independent registered public accountants for the fiscal year ending January 31, 2027. 4. The transaction of any other business that may properly come before the 2026 Annual Meeting of Stockholders or any adjournment or postponement of the meeting. 1. The election of nine directors to our Board of Directors, each to serve until our 2027 Annual Meeting of Stockholders and until his/her successor has been elected and qualified or until his/her earlier resignation, death or removal. (1) Lisa L. Alexander (2) Cynthia A. Flanders (3) Peter W. Getsinger (4) William F. Griffin, Jr. (5) John R. Jeffrey, Jr. (6) William F. Leimkuhler (7) James W. Quinn (8) Karen A. Sweeney (9) David H. Watson (Instruction: To withhold authority to vote for any individual nominee, strike a line through that nominee’s name in the list above) 2. The non-binding advisory approval of our executive compensation (the “say-on- pay” vote). ARGAN, INC.  FOLD HERE • DO NOT SEPARATE • INSERT IN ENVELOPE PROVIDED  Signature_________________________________ Signature, if held jointly_________________________________ Date___________2026. Note: Please sign exactly as name appears hereon. When shares are held by joint owners, both should sign. When signing as attorney, executor, administrator, trustee, guardian, or corporate officer, please give title as such. Please mark your votes like this X 205233 Argan Draft Proxy Card Rev1 - Front CONTROL NUMBER PLEASE DO NOT RETURN THE PROXY CARD IF YOU ARE VOTING ELECTRONICALLY. FOR AGAINST ABSTAIN FOR AGAINST ABSTAIN YOUR VOTE IS IMPORTANT. PLEASE VOTE TODAY. IMMEDIATE - 24 Hours a Day, 7 Days a Week or by Mail Vote by Internet, Smartphone or Tablet - QUICK  EASY Your Mobile or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card. Votes submitted electronically over the Internet must be received by 11:59 p.m., Eastern Time, on June 9, 2026. INTERNET www.cstproxyvote.com Use the Internet to vote your proxy. Have your proxy card available when you access the above website. Follow the prompts to vote your shares. MOBILE VOTING On your Smartphone/Tablet, open the QR Reader and scan the below image. Once the voting site is displayed, enter your Control Number from the proxy card and vote your shares. MAIL – Mark, sign and date your proxy card and return it in the postage-paid envelope provided. PROXY UNLESS THE PROXY SPECIFIES THAT IT IS TO BE VOTED AS INDICATED OR IS AN ABSTENTION ON A LISTED MATTER, PROXIES WILL BE VOTED “FOR” THE ELECTION TO THE COMPANY’S BOARD OF DIRECTORS OF EACH OF THE NINE NOMINEES AND “FOR” PROPOSALS 2 AND 3. FOR all Nominees listed to the left WITHHOLD AUTHORITY to vote (except as marked to the contrary for all nominees listed to the left)

2026  FOLD HERE • DO NOT SEPARATE • INSERT IN ENVELOPE PROVIDED  PROXY THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS ARGAN, INC. 4075 WILSON BOULEVARD, SUITE 440 ARLINGTON, VIRGINIA 22203 The accompanying proxy is solicited on behalf of the Board of Directors of Argan, Inc., a Delaware corporation (referred to herein as “Argan” or the “Company”), for use at the 2026 Annual Meeting of Stockholders (the “Annual Meeting”) to be held on June 10, 2026 at 11:00 a.m., local time, at 4075 Wilson Boulevard, 2nd Floor Conference Center, Arlington, Virginia 22203. The Proxy Statement and this accompanying proxy card are being mailed starting on or about April 30, 2026 to Stockholders of record on April 16, 2026. Our Annual Report on Form 10-K for the fiscal year ended January 31, 2026 is enclosed with the Proxy Statement. At the Annual Meeting, Stockholders will be asked to consider and to vote on three proposals: (1) the election of nine directors to serve until the 2027 Annual Meeting of Stockholders, (2) the non-binding advisory approval of our executive compensation, and (3) the ratification of the appointment of the Company’s independent registered public accountants. IF A PROXY IS PROPERLY EXECUTED AND RETURNED TO THE COMPANY VIA EITHER THE INTERNET OR MAIL IN TIME FOR THE ANNUAL MEETING AND IS NOT REVOKED PRIOR TO THE TIME IT IS EXERCISED, THE SHARES REPRESENTED BY THE PROXY WILL BE VOTED IN ACCORDANCE WITH THE DIRECTIONS SPECIFIED THEREIN FOR THE MATTERS LISTED ON THE PROXY CARD. UNLESS THE PROXY SPECIFIES THAT IT IS TO BE VOTED AS INDICATED OR IS AN ABSTENTION ON A LISTED MATTER, PROXIES WILL BE VOTED “FOR” THE ELECTION TO THE COMPANY’S BOARD OF DIRECTORS OF EACH OF THE NINE NOMINEES, AND “FOR” PROPOSALS 2 AND 3, AS SET FORTH ON THE REVERSE SIDE, AND OTHERWISE IN THE DISCRETION OF THE PROXY HOLDERS AS TO ANY OTHER MATTER THAT MAY COME BEFORE THE ANNUAL MEETING. (Continued and to be marked, dated and signed on the other side) Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to Be Held on June 10, 2026. The Proxy Statement and the 2026 Annual Report to Stockholders are available at https://www.cstproxy.com/arganinc/2026 205233 Argan Draft Proxy Card Rev1 - Back